  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1997
                                                     REGISTRATION NO. 333-20031
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             NEOMAGIC CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                              3674                            77-0344424
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                3260 JAY STREET
                             SANTA CLARA, CA 95054
                                (408) 988-7020
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              PRAKASH C. AGARWAL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             NEOMAGIC CORPORATION
                                3260 JAY STREET
                             SANTA CLARA, CA 95054
                                (408) 988-7020
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

              ARTHUR F. SCHNEIDERMAN                                JOSHUA L. GREEN
                MICHAEL J. DANAHER                                 ROBERT V. W. ZIPP
                ROBERT D. SANCHEZ                                  GLEN R. VAN LIGTEN
         WILSON SONSINI GOODRICH & ROSATI                          VENTURE LAW GROUP
             PROFESSIONAL CORPORATION                          A PROFESSIONAL CORPORATION
                650 PAGE MILL ROAD                                2800 SAND HILL ROAD
         PALO ALTO, CALIFORNIA 94304-1050                         MENLO PARK, CA 94025
                  (415) 493-9300                                     (415) 854-4488

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [_]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued March 10, 1997           3,000,000 Shares

                         (LOGO OF NEOMAGIC CORPORATION)

                                  COMMON STOCK

                                  ----------

ALL  OF  THE SHARES  OF  COMMON STOCK  OFFERED HEREBY  ARE  BEING SOLD  BY  THE
 COMPANY.  PRIOR TO THIS  OFFERING, THERE  HAS BEEN NO  PUBLIC MARKET FOR  THE
  COMMON STOCK  OF THE COMPANY.  IT IS  CURRENTLY ESTIMATED THAT  THE INITIAL
   PUBLIC  OFFERING  PRICE  PER  SHARE  WILL  BE  BETWEEN  $7  AND  $9.  SEE
    "UNDERWRITERS" FOR  A DISCUSSION  OF  THE FACTORS  TO BE  CONSIDERED IN
     DETERMINING THE INITIAL  PUBLIC OFFERING PRICE. THE  SHARES OF COMMON
      STOCK OFFERED HEREBY HAVE BEEN APPROVED FOR QUOTATION ON THE NASDAQ
      NATIONAL MARKET UNDER THE SYMBOL  "NMGC" SUBJECT TO OFFICIAL NOTICE
       OF ISSUANCE. THE COMPANY  ANTICIPATES THAT, CONCURRENTLY WITH THE
        CLOSING OF THIS  OFFERING, MITSUBISHI INTERNATIONAL CORPORATION
         AND MC SILICON  VALLEY, INC. WILL PURCHASE  DIRECTLY FROM THE
          COMPANY  ADDITIONAL  SHARES  OF   COMMON  STOCK  HAVING  AN
           AGGREGATE  PURCHASE  PRICE  OF  $1,500,000.  SEE  "DIRECT
            SALES."

                                  ----------

            THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                     FACTORS" COMMENCING ON PAGE 4 HEREOF.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND EXCHANGE COMMISSION OR  ANY  STATE  SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON THE  ACCURACY OR  ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                               PRICE $    A SHARE

                                  ----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share................................... $           $             $
Total (3)................................... $           $            $

-----
  (1) See "Underwriters" for information concerning indemnification of the Underwriters and other matters.
  (2) Before deducting expenses payable by the Company estimated at $900,000.
  (3) The Company and certain stockholders (the "Selling Stockholders") have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 350,000 and 100,000 additional Shares of Common Stock, respectively, at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Stockholders will be
      $       , $       , $       , and $       , respectively. See
      "Underwriters."

                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Venture Law Group, A Professional Corporation, counsel for the Underwriters.
It is expected that delivery of the Shares will be made on or about     , 1997
at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  ----------

MORGAN STANLEY & CO.
        Incorporated
                         MONTGOMERY SECURITIES
                                                   ROBERTSON, STEPHENS & COMPANY

        , 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued March 10, 1997

                                         Shares

                         (LOGO OF NEOMAGIC CORPORATION)
                                  COMMON STOCK

                                  -----------

THIS  PROSPECTUS RELATES  TO  SHARES OF  COMMON  STOCK TO  BE  SOLD TO  CERTAIN
 PURCHASERS PURSUANT TO STOCK PURCHASE AGREEMENTS WITH THE COMPANY. SEE "DIRECT SALE".

                                  -----------

            THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                     FACTORS" COMMENCING ON PAGE 4 HEREOF.

                                  -----------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED  OR DISAPPROVED BY  THE SECURITIES
  AND EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------




        , 1997

                   [LOGO OF NEOMAGIC--MOBILIZING MULTIMEDIA]

  NeoMagic has pioneered a new approach to providing multimedia semiconductor solutions for portable PC's that it believes overcomes the limitations of traditional architectures. The Company believes that it has developed the first commercially available high performance, low power silicon technology that integrates large DRAM memory with analog and logic circuitry on a single chip. NeoMagic's system on a chip is designed to bring desktop multimedia performance to mobile computers without compromising battery life or system size, weight or cost.

             [PICTURE OF 5 NOTEBOOK PC'S OPENED TO DISPLAY SCREEN]

  Eight of the world's ten largest notebook PC manufacturers have designed or are designing notebook PCs to include MagicGraph128 products. The Company's products are currently used in notebook PC's sold by Acer, Compaq, Dell, Digital Equipment, Fujitsu, Hewlett-Packard, Hitachi, Mitsubishi, NEC, Sharp and Texas Instruments.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL           , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    4
The Company...............................................................   14
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Consolidated Financial Data......................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   26
Management................................................................   37
Certain Transactions......................................................   44
Principal and Selling Stockholders........................................   47
Description of Capital Stock..............................................   49
Shares Eligible for Future Sale...........................................   52
Direct Sales..............................................................   53
Underwriters..............................................................   54
Legal Matters.............................................................   55
Experts...................................................................   55
Additional Information....................................................   56
Index to Consolidated Financial Statements................................  F-1

                               ----------------

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information. Upon completion of the offering contemplated hereby, the Company will be subject to the informational requirements of the Securities and Exchange Act of 1934, and in accordance therewith, will be filing reports and other information with the Securities and Exchange Commission.

                               ----------------

  The Company's logo, MagicWare and MagicGraph128 are trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               ----------------

  Except as otherwise noted herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) reflects the conversion of all of the Company's outstanding shares of Preferred Stock into Common Stock upon the closing of this offering. See "Underwriters." As of January 1996, the Company adopted a fiscal reporting period consisting of a fifty-two week period ending on the Sunday closest to the January month end. Fiscal years 1995, 1996 and 1997 ended on January 31, 28, and 26, respectively. For convenience, in the financial statements and other financial data included herein, fiscal periods have been shown as ending on the last day of the calendar month.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK OF THE COMPANY IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  NeoMagic Corporation ("NeoMagic" or the "Company") designs, develops and markets multimedia accelerators for sale to notebook PC manufacturers. The Company, based on its knowledge of and experience in the industry, believes it has developed the first commercially available silicon technology that integrates large DRAM memory with analog and logic circuitry to provide high performance multimedia solutions on a single chip. The Company's MagicGraph128 family of pin-compatible, multimedia accelerator products incorporates a 128-bit memory bus. The Company believes these products enable notebook PC manufacturers to deliver state-of-the-art multimedia capability while decreasing power consumption, size, weight, system design complexity and cost. Eight of the world's ten largest notebook PC manufacturers have designed or are designing notebook PCs to include MagicGraph128 products. MagicGraph128 products are currently used in notebook PCs sold by Acer, Compaq, Dell, Digital Equipment, Fujitsu, Hewlett-Packard, Hitachi, Mitsubishi, NEC, Sharp and Texas Instruments.

  NeoMagic's MagicGraph128 family of products ranges from accelerators designed for notebook PCs that target cost-conscious consumers to fully-featured multimedia systems designed for high-end notebook PCs. The Company introduced its first MagicGraph128 product in March 1995, is currently in production with three products and is sampling the fourth generation of its MagicGraph128 product family. NeoMagic has established strategic relationships with Mitsubishi Electric Corporation and Toshiba Corporation to produce semiconductor wafers for the Company's products. Pursuant to these strategic relationships, NeoMagic designs the overall product, including the logic and analog circuitry, and the manufacturing partner designs the DRAM module, manufactures the wafers and performs memory testing and repair. NeoMagic is focused on leveraging its core competencies in logic, analog and memory integration, graphics/video multimedia technologies, driver and BIOS software, and power management to continue developing solutions to further facilitate the mobilization of multimedia applications.

                                  THE OFFERING

Common Stock offered....  3,000,000 shares
Common Stock to be
 outstanding after the
 offering...............  23,332,205 shares(1)
Use of proceeds.........  For general corporate purposes, including working capital and capital expenditures
Proposed Nasdaq National
 Market symbol..........  NMGC

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FISCAL YEAR ENDED
                              PERIOD FROM MAY 26,          JANUARY 31,
                            1993 (INCEPTION) THROUGH -------------------------
                                JANUARY 31, 1994      1995     1996     1997
                            ------------------------ -------  -------  -------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales..................          $ --            $   --   $   243  $40,792
Gross profit...............            --                --        78   12,161
Loss from operations.......           (773)           (4,891)  (7,072)  (1,108)
Net loss...................          $(757)          $(4,791) $(6,869) $  (788)
Pro forma net loss per
 share(2)..................                                            $  (.04)
Shares used in computing
 pro forma net loss
 per share(2)..............                                             21,555

                                                             JANUARY 31, 1997
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................ $13,458    $34,878
Working capital..........................................   1,398     22,818
Total assets.............................................  27,464     48,884
Long-term obligations....................................   1,194      1,194
Total stockholders' equity...............................   4,200     25,620

-------
(1) Based on shares of Common Stock outstanding as of January 31, 1997. Excludes shares to be sold in the Direct Sales. Also excludes 2,440,750 shares of Common Stock issuable upon the exercise of options under the Company's Amended and Restated 1993 Stock Plan (the "Stock Plan"), 316,743 shares of Common Stock issuable upon the exercise of warrants outstanding as of January 31, 1997, 2,427,387 shares reserved for future grant under the Stock Plan as of January 31, 1997 and 500,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management--Employee Benefit Plans" and Note 6 of Notes to Consolidated Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing pro forma net loss per share.
(3) As adjusted to reflect the conversion of Preferred Stock to Common Stock which will occur upon the closing of the offering and the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $8.00 per share (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company). See "Use of Proceeds" and "Capitalization." Does not reflect the sale of any shares pursuant to the Direct Sales.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors as well as those discussed elsewhere in this Prospectus.

  Fluctuations in Operating Results. NeoMagic's quarterly and annual results of operations are affected by a variety of factors that could materially adversely affect net sales, gross profit and income from operations. These factors include, among others, demand for the Company's products; changes in product or customer mix, (i.e., the portion of the Company's revenues represented by the Company's various products and customers); fluctuations in manufacturing yields; incorrect forecasting of future revenues; availability and cost of manufacturing capacity; unanticipated delays or problems in the introduction or performance of the Company's next generation of products; the Company's ability to introduce new products in accordance with OEM design requirements and design cycles; market acceptance of the products of the Company's customers; changes in the timing of product orders due to unexpected delays in the introduction of products of the Company's customers or due to the life cycles of such customers' products ending earlier than anticipated; new product announcements or product introductions by NeoMagic's competitors; competitive pressures resulting in lower selling prices; the volume of orders that are received and can be fulfilled in a quarter; the rescheduling or cancellation of orders by customers which cannot be replaced with orders from other customers; supply constraints for the other components incorporated into its customers' notebook PC products; foreign exchange rate fluctuations; the unanticipated loss of any strategic relationship; seasonality associated with the tendency of PC sales to increase in the second half of each calendar year; the level of expenditures for research and development and sales, general and administrative functions of the Company; costs associated with future litigation; and costs associated with protecting the Company's intellectual property. Any one or more of these factors could result in the Company failing to achieve its expectations as to future revenues. The Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly operating results. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. In certain future quarters, the Company's operating results may be below the expectations of public market analysts or investors. In such event, the market price of the Common Stock would be materially adversely affected.

  Risks Associated with Dependence on the Notebook PC Market. The Company's products are used only in notebook PCs. The notebook PC market is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and significant price competition, resulting in short product life cycles and regular reductions of average selling prices over the life of a specific product. Although the notebook PC market has grown substantially in recent years, there is no assurance that such growth will continue. A reduction in sales of notebook PCs, or a reduction in the growth rate of such sales, would likely reduce demand for the Company's products. Moreover, such changes in demand could be large and sudden. Since PC manufacturers often build inventories during periods of anticipated growth, they may be left with excess inventories if growth slows or if they have incorrectly forecast product transitions. In such cases, the PC manufacturers may abruptly suspend substantially all purchases of additional inventory from suppliers such as the Company until the excess inventory has been absorbed. Any reduction in the demand for notebook PCs generally, or for a particular product that incorporates the Company's multimedia accelerators, could have a material adverse impact on the Company's business, financial condition and results of operations.

  The Company's ability to compete in the future will depend on its ability to identify and ensure compliance with evolving industry standards. Unanticipated changes in industry standards could render the Company's products incompatible with products developed by major hardware manufacturers and software developers, including Intel Corporation and Microsoft Corporation. The Company could be required, as a result, to invest significant time and effort to redesign the Company's products to ensure compliance with relevant standards. If the Company's products are not in compliance with prevailing industry standards for a significant period of time, the Company could miss opportunities to achieve crucial design wins, which could result in a material adverse change in the Company's business, financial condition and results of operations. In addition, the Company's products are designed to afford the notebook PC manufacturer significant advantages with respect to product performance, power consumption and size. To the extent that future developments in other notebook PC components or subassemblies incorporate one or more of the advantages offered by the Company's products, the market demand for the Company's products may be negatively impacted, which could result in a material adverse change in the Company's business, financial condition and results of operations.

  Product Concentration; Risks Associated with Multimedia Products. The Company's revenues are entirely dependent on the market for multimedia accelerators for notebook PCs and on the Company's ability to compete in that market. Since the Company has no other product line, the Company's revenues and results of operations would be materially adversely affected if for any reason it were unsuccessful in selling multimedia accelerators. The notebook PC market frequently undergoes transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. If the Company's products are unable at the beginning of each such transition to support the new feature sets or performance levels being required by notebook PC manufacturers, the Company would be likely to lose design wins and, moreover, not have the opportunity to compete for new design wins until the next product transition occurred. Thus, a failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could significantly reduce the Company's net sales for a substantial period, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  The notebook PC multimedia market is characterized by extreme price competition. Leading-edge products may command higher average selling prices but prices decline throughout the product life cycle as comparable and more advanced products are introduced into the market. As a result, the Company's ability to maintain average selling prices and gross margins depends substantially on its ability to continue introducing new products. Its ability to maintain gross margins is also dependent, but to a lesser extent, upon its ability to reduce product costs throughout a product life cycle by instituting cost reduction design changes and yield improvements, persuading customers to adopt cost-reduced versions of its products and successfully managing its manufacturing and subcontract relationships. The failure of the Company to continue designing and introducing advanced products in a timely manner or to continue reducing product costs would have a material adverse effect on the Company's net sales, gross margins and results of operations.

  Customer Concentration. The notebook PC market is highly concentrated, with the top ten brand name OEMs by revenues accounting for more than 65% of unit shipments during the third quarter of calendar 1996 (the most recent period for which data is available). For this reason, the Company's sales are also highly concentrated. Sales to the Company's top five customers accounted for 79.7% of the Company's total net sales for fiscal year 1997. The Company expects that a small number of customers will continue to account for a substantial portion of its net sales for the foreseeable future. As a result, the Company's business, financial condition and results of operations could be materially adversely affected by the decision of a single customer to cease using the Company's products or by a decline in the number of notebook PCs sold by a single customer or by a small number of customers.

  Effects of Changes in DRAM Pricing. The Company's MagicGraph128 products feature large DRAM memory integrated with analog and logic circuitry on a single chip, while its competitors provide only the graphics/video analog and logic circuitry on a separate chip to be used in conjunction with DRAMs supplied by others. The prices of the Company's products reflect many factors, including the prices of DRAM chips. As a result, the Company's business, financial condition and results of operations may be materially adversely affected by unanticipated changes in the price of DRAMs. Such changes are typically sudden and dramatic and can extend over a significant period of time. For example, the average price of 4-Mbit DRAMs declined by more than 80% in 1996, and this decline affected the average selling prices of the Company's products. A significant reduction in the price of DRAMs could cause the Company's products to be less competitively priced, potentially affecting ongoing product pricing as well as resulting in the loss of design wins for new notebook PCs. In this circumstance, competitors without embedded DRAM could be potentially benefited by DRAM price reductions, and the Company could be forced to respond to pricing pressures precipitated by changes in the DRAM market by reducing the average selling prices of its products to current and prospective system manufacturer customers. Because the Company's product costs cannot be adjusted as rapidly as changes in average selling prices to system manufacturers, the Company's net sales and gross profit would be materially and adversely impacted.

  Dependence on Manufacturing Relationships. The Company's products require wafers manufactured with state-of-the-art fabrication equipment and techniques. All of the Company's products are currently manufactured by Mitsubishi Electric Corporation ("Mitsubishi Electric") in Japan under the terms of a five-year wafer supply agreement. Mitsubishi Electric is currently producing six-inch wafers for the Company and expects to begin producing eight-inch wafers utilizing Mitsubishi Electric's next generation of manufacturing technologies for certain of the Company's new products in calendar 1997. The Company also has entered into a five-year wafer supply agreement with Toshiba Corporation ("Toshiba") in Japan to commence production of the Company's next generation multimedia accelerator products. NeoMagic does not expect that a significant portion of the Company's wafer requirements will be met by Toshiba before calendar 1998. The Company expects that, for the foreseeable future, each of its products will be single source manufactured. Because the lead time needed to establish a strategic relationship with a new DRAM partner is at least 12 months and the estimated time for Mitsubishi Electric to switch to a new product line is four to six months, there is no readily available alternative source of supply for any specific product. A manufacturing disruption experienced by either of the Company's manufacturing partners would impact the production of the Company's products for a substantial period of time, which would have a material adverse effect on the Company's business, financial condition and result of operations. Furthermore, in the event that the transition to the next generation of manufacturing technologies at Mitsubishi Electric or the relationship with Toshiba is unsuccessful or delayed, the Company's business, financial condition and results of operations would be materially and adversely affected.

  There are many other risks associated with the Company's dependence upon third party manufacturers, including: reduced control over delivery schedules, quality assurance, manufacturing yields and cost; the potential lack of adequate capacity during periods of excess demand; limited warranties on wafers supplied to the Company; and potential misappropriation of NeoMagic intellectual property. The Company is dependent on Mitsubishi Electric, and expects in the future to be dependent upon Toshiba as well, to produce wafers of acceptable quality and with acceptable manufacturing yields, to deliver those wafers to the Company and its independent assembly and testing subcontractors on a timely basis and to allocate to the Company a portion of their manufacturing capacity sufficient to meet the Company's needs. On occasion, the Company has experienced some of these difficulties. The Company's wafer requirements represent a very small portion of the total production of these companies. Although the Company's products are designed using the process design rules of the particular manufacturer, there can be no assurance that either Mitsubishi Electric or Toshiba will be able to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis or at an acceptable cost. Additionally, there can be no assurance that either Mitsubishi Electric or Toshiba will continue to devote resources to the production of the Company's products or continue to advance the process design technologies on which the manufacturing of the Company's products are based. Any such difficulties would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's products are assembled and tested by third party subcontractors. The Company does not have long term agreements with any of these subcontractors. Such assembly and testing is conducted on a purchase order basis. As a result of its reliance on third party subcontractors to assemble and test its products, the Company cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacturing or assembly of the Company's products. Due to the amount of time normally required to qualify assembly and test subcontractors, product shipments could be delayed significantly if the Company is required to find alternative subcontractors. Any problems associated with the delivery, quality or cost of the assembly and test of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

  Inventory Risk. Under its wafer supply agreements with Mitsubishi Electric and Toshiba, the Company is obligated to provide rolling 12-month forecasts of anticipated purchases and to place binding purchase orders four months prior to shipment. If the Company cancels a purchase order, it must pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. Forecasts of monthly purchases may not increase or decrease by more than a certain percentage from the previous month's forecast without the manufacturer's consent. Thus, the Company must make forecasts and place purchase orders for wafers long before it receives purchase orders from its own customers. This limits the Company's ability to react to fluctuations in demand for its products, which can be unexpected and dramatic, and from time-to-time will cause the Company to have an excess or a shortage of wafers for a particular product. As a result of the long lead time for manufacturing wafers, semiconductor companies such as the Company from time-to-time must take charges for excess inventory. For example, the Company booked charges totaling $1.5 million for excess inventory in fiscal 1997. Significant write-offs of excess inventory could materially adversely affect the Company's financial condition and results of operations. Conversely, failure to order sufficient wafers would cause the Company to miss revenue opportunities and, if significant, could impact sales by the Company's customers, which could adversely affect the Company's customer relationships and thereby materially adversely affect the Company's business, financial condition and results of operations.

  Manufacturing Yields. The fabrication of semiconductors is a complex and precise process. Because NeoMagic's products feature the integration of large DRAM memory with analog and logic circuitry on a single chip, a manufacturer must obtain acceptable yields of both the memory and logic portions of such products, compounding the complexity of the manufacturing process. As a result, the Company may face greater manufacturing challenges than its competitors. Minute levels of contaminants in the manufacturing environment, defects in masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. As a result, semiconductor companies often experience problems in achieving acceptable wafer manufacturing yields, which are represented by the number of good die as a proportion of the total number of die on any particular wafer. The Company purchases wafers, not die, and pays an agreed price for wafers meeting certain acceptance criteria. Accordingly, the Company bears the risk of final yield of good die. Poor yields would materially adversely affect the Company's net sales, gross margin and results of operations.

  Semiconductor manufacturing yields are a function both of product design, which is developed largely by the Company, and process technology, which is typically proprietary to the manufacturer. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation by and communication between the Company and the manufacturer. For example, a design error that resulted in lower than expected yields of finished products caused the Company to take a $1.2 million charge for the three months ended July 31, 1996. This risk is compounded by the offshore location of the Company's manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. As the Company's relationships with Toshiba and any additional manufacturing partners develop, yields could be adversely affected due to difficulties associated with adopting the Company's technology and product design to the proprietary process technology and design rules of each manufacturer. Because of the Company's limited access to wafer fabrication capacity from its manufacturers, any decrease in manufacturing yields could result in an increase in the Company's per unit costs and force the Company to allocate its available product supply among its customers, thus potentially adversely impacting customer relationships as well as revenues and gross profit. There can be no assurance that the Company's manufacturers will achieve or maintain acceptable manufacturing yields in the future. The inability of the Company to achieve planned yields from its manufacturers could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the Company also faces the risk of product recalls resulting from design or manufacturing defects which are not discovered during the manufacturing and testing process. In the event of a significant number of product returns, the Company's net sales and gross profit could be materially adversely affected.

  Dependence on New Product Development; Rapid Technological Change. The Company's business, financial condition and results of operations will depend to a significant extent on its ability to maintain its position in the market for multimedia accelerator products that integrate large DRAM with analog and logic circuitry on a single chip. As a result, the Company believes that significant expenditures for research and development will continue to be required in the future. The notebook PC market for which the Company's initial products are designed is intensely competitive and is characterized by rapidly changing technology, evolving industry standards and declining average selling prices. Notebook PC manufacturers demand products incorporating rich features and functionality in order to achieve product differentiation. The Company must anticipate the features and functionality that the consumer of notebook PCs will demand, incorporate those features and functionality into products that meet the exacting design requirements of the notebook PC manufacturers, price its products competitively, and introduce the products to the market within the limited window of market demand. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new product designs, the ability of Mitsubishi Electric, Toshiba and any additional strategic manufacturing partners to effectively design and implement the manufacture of new products, quality of new products, differentiation of new products from those of the Company's competitors and market acceptance of NeoMagic's and its customers' products. There can be no assurance that the products the Company expects to introduce will incorporate the features and functionality demanded by system manufacturers and consumers of notebook PCs, will be successfully developed or will be introduced within the appropriate window of market demand. The failure of the Company to successfully introduce new products and achieve market acceptance for such products would have a material adverse effect on the Company's business, financial condition and results of operations.

  The integration of large DRAM memory with analog and logic circuitry on a single chip is highly complex and is critical to the Company's success. Because of the complexity of its products, however, NeoMagic has experienced delays from time to time in completing development and introduction of new products. In the event that there are delays in the completion of development of future products, including the products currently expected to be announced over the next year, the Company's business, financial condition and results of operations would be materially adversely affected. Although the development cycles for the memory and logic portions of the Company's products have been relatively synchronized to date, there can be no assurance that this synchronization will continue in the future. In addition, there can be no assurance that fundamental advances in either the memory or logic components of the Company's products will not significantly increase the complexity inherent in the design and manufacture of MagicGraph128 products, rendering the Company's product technologically infeasible or uncompetitive. The multiple chip solutions offered by the Company's competitors are less complex to design and manufacture than the Company's integrated MagicGraph128 products. As a result, these competitive solutions may be less expensive, particularly during periods of depressed DRAM prices. The time required for competitors to develop and introduce competing products may be shorter and manufacturing yields may be better than those experienced by the Company.

  As the markets for the Company's products continue to develop and competition increases, NeoMagic anticipates that product life cycles will shorten and average selling prices will decline. In particular, average selling prices and, in some cases, gross margin for each of the Company's products will decline as such products mature. Thus, the Company will need to introduce new products to maintain average selling prices. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that products or technologies developed by others will not render NeoMagic's products or technologies obsolete or uncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. The failure of the Company's new product development efforts would have a material adverse effect on NeoMagic's business, financial condition and results of operations.

  Competition. The market for multimedia accelerators for notebook PCs in which the Company competes is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. NeoMagic believes that the principal factors of competition in this market are performance, price, features, power consumption, size and software support. The ability of the Company to compete successfully in the rapidly evolving notebook PC market depends on a number of factors, including success in designing and subcontracting the manufacture of new products that implement new technologies, product quality, reliability, price, the efficiency of production, design wins for NeoMagic's integrated circuits, ramp up of production of the Company's products for particular system manufacturers, end-user acceptance of the system manufacturers' products, market acceptance of competitors' products and general economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

  NeoMagic competes with major domestic and international companies, most of which have substantially greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of their products. The Company's principal competitors include Chips & Technologies, Inc. ("Chips & Technologies"), Cirrus Logic, Inc. ("Cirrus Logic"), S3 Incorporated ("S3"), and Trident Microsystems, Inc. ("Trident"). NeoMagic may also face increased competition from new entrants into the notebook PC multimedia accelerator market including from companies currently selling products designed for desktop PCs. Furthermore, the Company expects that many of its competitors will seek to develop and introduce products that integrate large DRAM with analog and logic circuitry on a single chip. For example, Chips & Technologies and Trident have recently announced separate programs to introduce in conjunction with Samsung Electronics Company Ltd. ("Samsung"), the world's largest DRAM manufacturer, an integrated multimedia accelerator solution for the notebook PC market that would compete directly with the Company's products. Potential competition also could come from manufacturers that integrate a microprocessor with a multimedia controller. Although Intel has not announced any such product, Cyrix Corporation ("Cyrix") recently announced such a product. To the Company's knowledge, the Cyrix product does not eliminate the need for multimedia accelerators in notebook PCs. The successful commercial introduction of such a product that eliminates the need for a separate multimedia accelerator in notebook PCs could have a material adverse effect on the Company's business, financial condition and results of operations.

  Some of the Company's current and potential competitors operate their own manufacturing facilities. Since the Company does not operate its own manufacturing facility and must make binding commitments to purchase products, it may not be able to reduce its costs and cycle time or adjust its production to meet demand as rapidly as companies that operate their own facilities, which could have a material adverse effect on its business, financial condition and results of operations. In addition, the prices of the Company's products reflect many factors, including the prices of DRAM chips and non-integrated graphics chips. Therefore, in some cases, the Company's products may be more expensive than competitive multiple chip solutions. The Company in the past has lost and in the future may lose design wins due to this price difference. Furthermore, a significant reduction in the price of DRAMs could cause the Company's products to be less competitively priced, potentially affecting ongoing product pricing as well as resulting in the loss of design wins for new notebook PCs.

  History of Operating Losses; Limited History of Operations. The Company was founded in May 1993 and had losses from operations of $773,000, $4.9 million, $7.1 million and $1.1 million for the period from inception (May 26, 1993) through January 31, 1994, and in fiscal years 1995, 1996 and 1997, respectively, and had an accumulated deficit of approximately $13.2 million as of January 31, 1997. Although the Company first achieved profitability on a quarterly basis during the three months ended October 31, 1996, there can be no assurance that the Company will remain profitable on a quarterly or annual basis, if at all.

  Uncertainty Regarding Patents and Protection of Proprietary Rights. The Company relies in part on patents to protect its intellectual property. In the United States, the Company has been issued two patents, each covering certain aspects of the design and architecture of the Company's multimedia accelerators. In addition, the Company has several patent applications pending in the United States Patent and Trademark Office (the "PTO"). There can be no assurance that the Company's pending patent applications or any future applications will be approved, or that any issued patents will provide the Company with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around any patents that may be issued to the Company.

  The Company also relies on a combination of mask work protection, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect its intellectual property. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent intellectual property or otherwise gain access to the Company's trade secrets or intellectual property, or disclose such intellectual property or trade secrets, or that the Company can meaningfully protect its intellectual property. A failure by the Company to meaningfully protect its intellectual property could have a material adverse effect on the Company's business, financial condition and results of operations.

  As a general matter, the semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. The Company in the past has been, and in the future may be, notified that it may be infringing the intellectual property rights of third parties. In November 1994, Cirrus Logic filed suit against the Company and certain of its employees claiming, among other things, breach of fiduciary duty, breach of and interference with contract and misappropriation of trade secrets. The Company and Cirrus Logic settled the lawsuit in June 1996, but the Company incurred an aggregate of $703,000 in expenses in connection with such litigation during fiscal 1995 and fiscal 1996. This settlement did not involve cash payments but did include a non-solicitation provision and certain contingent cross-licensing provisions. In late February 1997, the Company received a written notice from Cirrus Logic asserting that the Company's MagicGraph128, MagicGraph128V and MagicGraph128ZV products infringe three United States patents held by Cirrus Logic. The Company believes, based upon advice rendered by its patent counsel, Townsend and Townsend and Crew LLP, that the Company's MagicGraph128, MagicGraph128V and MagicGraph 128ZV products do not infringe any of the claims of these patents. However, there can be no assurance that Cirrus Logic will not file a lawsuit against the Company or that the Company would prevail in any such litigation.

  In October 1996 the Company was notified by two of its customers that they had received a letter from the holder of a United States patent asserting that the video/graphics subsystem in such customers' notebook PCs, which use the Company's MagicGraph128 and MagicGraph128V products, infringe certain claims of the patent. The Company has certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by its products. There can be no assurance that the Company's potential obligations to indemnify such customers will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes, based upon advice rendered by its patent counsel, Townsend and Townsend and Crew LLP, that the Company's MagicGraph128 and MagicGraph128V products do not infringe any of the claims of such patent. Although there have been no further communications regarding this matter since October 1996, there can be no assurance that the holder of such patent will not file a lawsuit against the Company or its customers, that the Company or such customers would prevail in any such litigation, or that such customers will continue to purchase the Company's products under the threat of potential litigation.

  Any patent litigation, whether or not determined in the Company's favor or settled by the Company, would at a minimum be costly and could divert the efforts and attention of the Company's management and technical personnel from productive tasks, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that infringement claims by third parties or claims for indemnification by other customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. In the event of any adverse ruling in any such matter, the Company could be required to pay substantial damages, which could include treble damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or to obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance, however, that a license would be available on reasonable terms or at all. Any limitations on the Company's ability to market its products, or delays and costs associated with redesigning its products or payments of license fees to third parties, or any failure by the Company to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on International Sales and Suppliers. Export sales are a critical part of the Company's business. Sales to customers located outside the United States (including sales to foreign operations customers headquartered in the United States and foreign system manufacturers that sell to United States-based OEMs) accounted for 90.0% and 96.2% of the Company's net sales for fiscal 1996 and fiscal 1997, respectively. The Company expects that net sales derived from international sales will continue to represent a significant portion of its total net sales. Some of the Company's international sales are supported by letters of credit issued by its customers. Because the Company's international sales have to date been denominated in United States dollars, increases in the value of the United States dollar could increase the price in local currencies of the Company's products in foreign markets and make the Company's products relatively more expensive than competitors' products that are denominated in local currencies. All of the Company's wafers are and for the foreseeable future will be produced by foreign manufacturers. In addition, many of the components used by the Company are procured from international sources. Under the Company's wafer supply agreements with Mitsubishi Electric and Toshiba, products are priced in Japanese yen. As a result, the Company's cost of goods sold are subject to fluctuations in the yen-dollar exchange rates. The Company has in the past hedged its exposure to fluctuations in such foreign currency exchange rate by purchasing forward contracts and may continue to do so in the future. However, there can be no assurance that such hedging will be adequate. Significant wafer or component price increases, fluctuations in currency exchange rates or the Company's hedging against currency exchange rate fluctuations could have a material adverse effect on the Company's business, financial condition and results of operations.

  International sales and manufacturing operations are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences and export license requirements. In addition, the Company is subject to the risks inherent in conducting business internationally including foreign government regulation, political and economic instability and unexpected changes in diplomatic and trade relationships. Moreover, the laws of certain foreign countries in which the Company's products may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's intellectual property rights to the same extent as do the laws of the United States, thus increasing the possibility of piracy of the Company's products. There can be no assurance that one or more of these risks will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Need for Additional Capital. The Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable and for capital expenditures. The Company believes that the net proceeds of this offering, together with its existing capital resources, will be sufficient to meet the Company's capital requirements through the next 12 months, although the Company could be required, or could elect, to seek to raise additional capital during such period. The Company's future capital requirements will depend on many factors, including the rate of net sales growth, the timing and extent of spending to support research and development programs and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products, and market acceptance of the Company's products. The Company expects that it may need to raise additional equity or debt financing in the future. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Management of Expanded Operations. The Company has experienced, and may continue to experience, periods of rapid growth and expansion, which have placed, and could continue to place, a significant strain on the Company's limited personnel and other resources. To manage these expanded operations effectively, the Company will be required to continue to improve its operational, financial and management systems. Given its relatively early stage of development, the Company is dependent upon its ability to successfully hire, train, motivate and manage its employees, especially its management and development personnel. If the Company's management is unable to manage its expanded operations effectively, the Company's business, financial condition and results of operations could be materially adversely affected.

  Dependence on Qualified Personnel. The Company's future success depends in part on the continued service of its key engineering, sales, marketing, manufacturing, finance and executive personnel, and its ability to identify, hire and retain additional personnel. There is intense competition for qualified personnel in the semiconductor industry, and there can be no assurance that the Company will be able to continue to attract and train qualified personnel necessary for the development of its business. The Company's anticipated growth is expected to place increased demands on the Company's resources and will likely require the addition of new management personnel and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit in a timely manner, key technical and management personnel could be significantly detrimental to the Company's product development programs or otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

  Absence of Prior Public Market and Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for Common Stock to be sold by the Company was determined by negotiations among the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. See "Underwriting" for factors considered in determining such offering price. The market price of the Common Stock could be subject to significant fluctuations in response to variations in the Company's anticipated or actual operating results, announcements of new products, technological innovations or setbacks by the Company or its competitors, conditions in the semiconductor and notebook PC industries, the commencement of, developments in or outcome of litigation, changes in estimates of the Company's performance by securities analysts, and other events or factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many high technology companies and that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

  Concentration of Ownership. Following this offering, the Company's directors, executive officers and principal stockholders and certain of their affiliates will own beneficially approximately 65.0% of the outstanding shares of Common Stock. Accordingly, these stockholders will have the ability to influence significantly the election of the Company's directors as well as most other stockholder actions.

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering could adversely affect the market price for the Common Stock. Such sales could also make it more difficult for the Company to sell its equity or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this offering, the Company will have outstanding an aggregate of 23,332,205 shares of Common Stock assuming no exercise of the Underwriters' over-allotment option, no exercise of outstanding options under the Stock Plan and no issuance of shares pursuant to the Direct Sales. Of these outstanding shares of Common Stock, the 3,000,000 shares sold in this offering and any shares sold in the Direct Sales will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 20,332,205 shares of Common Stock outstanding upon completion of this offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). The holders of 20,134,705 Restricted Shares, including all officers and directors of the Company, are subject to "lock-up" agreements with the Representatives of the Underwriters and/or the Company providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated and/or the Company, as applicable. The Company has agreed with the Representatives of the Underwriters not to release any holders from such agreements without the prior consent of Morgan Stanley & Co. Incorporated. Such lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Morgan Stanley & Co. Incorporated. Of the 20,134,705 shares of Common Stock that will first become eligible for sale in the public market 180 days after the date of this Prospectus, 5,524,824 shares will be immediately eligible for sale without restriction under Rule 144(k) or Rule 701 under the Securities Act of 1933, as amended, and 14,609,881 shares will be immediately eligible for sale subject to certain volume and other restrictions pursuant to Rule 144. Shortly after the effectiveness of this offering, the Company intends to register 4,868,137 shares of Common Stock reserved for issuance under its stock option and stock purchase plans or currently subject to outstanding options. See "Shares Eligible for Future Sale."

  Anti-Takeover Provisions. Immediately after the closing of this offering, the Board of Directors will have the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may delay, defer or prevent a change in control of the Company as the terms of the Preferred Stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Preferred Stock. Additionally, the issuance of Preferred Stock could have a dilutive effect on shareholders of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, Section 203 of the Delaware General Corporation Law, to which the Company is subject, restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may delay, defer or prevent a change in control of the Company.

  Dilution. Purchasers of the Common Stock in this offering will suffer immediate and substantial dilution of $6.90 per share in the net tangible book value of the Common Stock from the initial public offering price. To the extent that outstanding options to purchase the Common Stock are exercised, there will be further dilution.

  Broad Management Discretion in Use of Proceeds. The principal purposes of this offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds of this offering or the net proceeds from the Direct Sale. The Company ultimately expects to use such net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies; however, there are no plans, negotiations or discussions with respect to any such transactions at the present time. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from this offering and subject to certain exceptions will be able to use and allocate such net proceeds without first obtaining stockholder approval.

                                  THE COMPANY

  NeoMagic Corporation ("NeoMagic" or the "Company") designs, develops and markets multimedia accelerators for sale to notebook PC manufacturers. The Company, based on its knowledge of and experience in the industry, believes it has developed the first commercially available silicon technology that integrates large DRAM memory with analog and logic circuitry to provide high performance multimedia solutions on a single chip. The Company's MagicGraph128 family of pin-compatible, multimedia accelerator products incorporates a 128-bit memory bus. The Company believes these products enable notebook PC manufacturers to deliver state-of-the-art multimedia capability while decreasing power consumption, size, weight, system design complexity and cost. Eight of the world's ten largest notebook PC manufacturers have designed or are designing notebook PCs to include MagicGraph128 products. MagicGraph128 products are currently used in notebook PCs sold by Acer, Compaq, Dell, Digital Equipment, Fujitsu, Hewlett-Packard, Hitachi, Mitsubishi, NEC, Sharp and Texas Instruments.

  Advances in the multimedia capabilities and features of personal computers and software applications have fueled the demand for personal computers and enhanced the usefulness of the PC as a platform for work, entertainment, communication and collaboration. In particular, the effectiveness of multimedia for many applications, such as on-site presentations and training, education, video conferencing, e-mail and entertainment, is maximized in a mobile environment, giving rise to significant demand for multimedia-capable notebook PCs.

  Multimedia accelerators for desktop PCs traditionally use multiple chip solutions involving separate DRAM and analog/logic chips. However, the non-integrated multiple chip solution has disadvantages in the notebook PC environment, where tolerance for power consumption, heat generation and size is more limited, and has forced notebook PC manufacturers to compromise multimedia performance in order to satisfy mobile system design requirements. NeoMagic has recognized a significant opportunity to "mobilize multimedia" by making desktop quality multimedia acceleration practical in the notebook PC environment through the integration of large DRAM with analog and logic circuitry on a single chip.

  NeoMagic's MagicGraph128 family of products ranges from accelerators designed for notebook PCs that target cost-conscious consumers to fully-featured multimedia systems designed for high-end notebook PCs. The Company introduced its first MagicGraph128 product in March 1995, is currently in production with three products and is sampling the fourth generation of its MagicGraph128 family. NeoMagic is focused on leveraging its core competencies in logic, analog and memory integration, graphics/video multimedia technologies, driver and BIOS software, and power management to continue developing solutions that facilitate the mobilization of multimedia applications.

  NeoMagic has established strategic relationships with two leading DRAM manufacturers, Mitsubishi Electric Corporation ("Mitsubishi Electric") and Toshiba Corporation ("Toshiba"), to produce semiconductor wafers for the Company's products. The Company has entered into five-year wafer supply agreements with each of these companies. In each case, NeoMagic designs the overall product, including the logic and analog circuitry, and the manufacturing partner designs the DRAM module, manufactures the wafers and performs memory testing and repair. Upon delivery of finished wafers by the DRAM partner, the Company uses subcontractors to perform assembly, packaging and final testing of its products. This manufacturing approach enables NeoMagic to concentrate its resources on product design and development.

  To meet customer requirements, NeoMagic's sales and marketing personnel work closely with customers, business partners and key industry trend setters to define product features, performance, price, and market timing of new products. Additionally, the Company employs a highly trained team of application engineers to assist customers in designing, testing and qualifying system designs that incorporate NeoMagic products. The Company's experience has been that the depth and quality of this design support are key to improving customers' time-to-market, maintaining a high level of customer satisfaction and encouraging customers to utilize subsequent generations of NeoMagic's products.

  The Company was incorporated in California in May 1993 and reincorporated in Delaware in February 1997. The Company's executive offices are located at 3260 Jay Street, Santa Clara, California 95054, its telephone number at that location is (408) 988-7020 and its Web site is located at http:\\\\www.neomagic.com. Information contained in the Company's Web site is not a part of this Prospectus.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 3,000,000 shares of Common Stock being offered hereby, at an assumed initial public offering price of $8.00 per share, are estimated to be approximately $21,420,000 (approximately $24,024,000 if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The net proceeds to the Company from the Direct Sales, if concluded, are expected to be $1,500,000. The principal purposes of this offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds of this offering or the net proceeds from the Direct Sale. The Company ultimately expects to use such net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies; however, there are no plans, negotiations or discussions with respect to any such transactions at the present time. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations. In the event that the Underwriters' over-allotment option is exercised, the Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Risk Factors--Broad Management Discretion in Use of Proceeds."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock or other securities. The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth current obligations under capital leases and the total capitalization of the Company (i) as of January 31, 1997, and (ii) as adjusted to reflect the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and the receipt by the Company of the estimated net proceeds from the sale of the 3,000,000 shares of Common Stock offered by the Company at an estimated initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                             JANUARY 31, 1997
                                                             ------------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                             --------  --------
                                                              (IN THOUSANDS,
                                                               EXCEPT SHARE
                                                                   DATA)
Current obligations under capital leases.................... $  1,054  $ 1,054
                                                             ========  =======
Long-term obligations....................................... $  1,194  $ 1,194
Stockholders' equity:
 Noncumulative Convertible Preferred Stock, $.001 par value,
  12,868,315 shares authorized, 12,259,614 shares issued and outstanding, actual; 2,000,000 shares authorized, no
  shares issued and outstanding, as adjusted(1).............       12      --
 Common Stock, $.001 par value, 60,000,000 shares
  authorized, 8,072,591 shares issued and outstanding,
  actual; 23,332,205 shares issued and outstanding, as
  adjusted(1)...............................................        8       23
 Additional paid-in capital.................................   18,207   39,624
 Notes receivable from stockholders.........................     (822)    (822)
 Accumulated deficit........................................  (13,205) (13,205)
                                                             --------  -------
   Total stockholders' equity...............................    4,200   25,620
                                                             --------  -------
      Total capitalization.................................. $  5,394  $26,814
                                                             ========  =======

--------
(1) Does not reflect the sale of any shares pursuant to the Direct Sales. Excludes 2,440,750 shares of Common Stock issuable upon the exercise of options under the Stock Plan, 316,743 shares of Common Stock issuable upon the exercise of warrants outstanding as of January 31, 1997, 2,427,387 shares of Common Stock reserved for future grant under the Stock Plan as of January 31, 1997 and 500,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan. See "Direct Sales," "Management--Employee Benefit Plans" and Note 6 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The net tangible book value of the Company as of January 31, 1997 was $4,200,000 or $.21 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock at that date. After giving effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby (based upon an assumed initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company), the Company's net tangible book value at January 31, 1997 would have been $25,620,000 or $1.10 per share. This represents an immediate increase in net tangible book value to existing stockholders of $.89 per share and an immediate dilution to new public investors of $6.90 per share. The following table illustrates the per share dilution:

   Assumed initial public offering price per share...................      $8.00
    Net tangible book value per share as of January 31, 1997......... $.21
    Increase per share attributable to new public investors..........  .89
                                                                      ----
   Net tangible book value per share after offering..................       1.10
                                                                           -----
   Dilution per share to new public investors........................      $6.90
                                                                           =====

  The following table sets forth on a pro forma basis as of January 31, 1997 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing stockholders and by the new public investors (based upon an assumed initial public offering price of $8.00 per share before deduction of estimated underwriting discounts and commissions and offering expenses):

                                SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                               ------------------ -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                               ---------- ------- ----------- ------- ---------
   Existing stockholders(1)... 20,332,205   87.1% $18,286,914   43.2%   $.90
   New public investors(1)....  3,000,000   12.9   24,000,000   56.8    8.00
                               ----------  -----  -----------  -----
     Total.................... 23,332,205  100.0% $42,286,914  100.0%
                               ==========  =====  ===========  =====

--------
(1) The foregoing table does not reflect the sale of any shares pursuant to the Direct Sales and assumes no exercise of stock options or warrants. Excludes 2,440,750 shares of Common Stock issuable upon the exercise of options under the Stock Plan and 316,743 shares of Common Stock issuable upon the exercise of warrants outstanding as of January 31, 1997. Such options and warrants were issued at a weighted average exercise price of $3.86 per share and $1.32 per share, respectively. In addition, as of January 31, 1997, an additional 2,427,387 shares of Common Stock were reserved for future grant under the Stock Plan. Also excluded are 500,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan. To the extent that any of these options or warrants are exercised, there will be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans" and Note 6 of Notes Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The selected balance sheet data as of January 31, 1996 and 1997 and selected consolidated statement of operations data for each of the three years in the period ended January 31, 1997 have been derived from and should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The selected consolidated statement of operations data for the period from May 26, 1993 (inception) through January 31, 1994 and the selected consolidated balance sheet data as of January 31, 1994 and 1995 have been derived from audited consolidated financial statements and notes thereto not included in this Prospectus.

                                  PERIOD FROM
                                 MAY 26, 1993
                                  (INCEPTION)      FISCAL YEAR ENDED
                                    THROUGH           JANUARY 31,
                                  JANUARY 31,  -------------------------------
                                     1994        1995       1996       1997
                                 -----------------------  ---------  ---------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales......................     $   --     $     --   $     243  $  40,792
Cost of sales..................         --           --         165     28,631
                                    -------    ---------  ---------  ---------
Gross profit...................         --           --          78     12,161
Operating expenses:
 Research and development......         465        2,423      4,934      8,467
 Sales, general and
  administrative...............         308          968      1,606      6,305
 Legal costs(1)................         --         1,500        610     (1,503)
                                    -------    ---------  ---------  ---------
  Total operating expenses.....         773        4,891      7,150     13,269
Loss from operations...........        (773)      (4,891)    (7,072)    (1,108)
Other income (expense), net:
 Interest income and other ....          16          194        385      1,366
 Interest expense..............         --           (94)      (182)    (1,046)
                                    -------    ---------  ---------  ---------
  Net loss.....................     $  (757)   $  (4,791)   $(6,869) $    (788)
                                    =======    =========  =========  =========
Pro forma net loss per
share(2).......................                                      $    (.04)
                                                                     =========
Shares used in computing pro
 forma net loss per share(2)...                                         21,555

                                                           JANUARY 31,
                                                   ----------------------------
                                                   1994   1995    1996   1997
                                                   ----- ------- ------ -------
                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................... $ 530 $4, 902 $6,877 $13,458
Working capital...................................   618   2,846  4,069   1,398
Total assets...................................... 1,039   5,956  8,749  27,464
Long-term obligations.............................   185     452    749   1,194
Total stockholders' equity........................   753   3,313  4,542   4,200

-------
(1) Relates to amounts provided by the Company for estimated legal fees associated with litigation which was dismissed in the second quarter of fiscal 1997. The $1.5 million benefit in legal costs during the year ended January 31, 1997 was due to the reversal of previously provided legal fees as a result of such dismissal. See Note 8 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  NeoMagic designs, develops and markets multimedia accelerators for sale to notebook computer manufacturers. The Company has developed the first commercially available high performance silicon technology that integrates large DRAM memory with analog and logic circuitry to provide a high performance multimedia solution on a single chip. The Company's MagicGraph128 family of pin-compatible multimedia accelerators incorporates a 128-bit memory bus. The Company believes these products enable notebook PC manufacturers to deliver state-of-the-art multimedia capability while decreasing power consumption, size, system design complexity and cost.

  Since its inception in May 1993 through the end of fiscal 1996, NeoMagic was in the development stage and was primarily engaged in product development, product testing and the establishment of strategic relationships with customers and suppliers. Accordingly, the majority of the Company's operating expenses during such period were related to research and development activities. Since inception, the Company has incurred losses in each fiscal year. At January 31, 1997, the Company had an accumulated deficit of approximately $13.2 million. The Company first recognized revenue on product sales in the first quarter of fiscal 1996. Operating results to date in fiscal 1997 have benefited from increased market acceptance of the Company's products. The Company generally recognizes revenue at the time of product shipment. Although the Company has made no sales to distributors to date, the Company's policy is to defer recognition of revenue on shipments to distributors until the product is sold by such distributors.

  All of the Company's net sales in fiscal 1996 and 1997 were derived from sales of its multimedia accelerator products, and the Company expects this trend to continue for the foreseeable future. Historically, a majority of the Company's sales have been to a limited number of customers. Sales to the Company's top five customers accounted for 100% and 79.7% of the Company's net sales for fiscal 1996 and fiscal 1997, respectively. The Company expects that a substantial portion of sales of its products will continue to be to a limited number of customers for the foreseeable future. The customers contributing significant amounts of net sales have varied and will continue to vary depending on the timing and success of new product introductions by such customers.

  Export sales are a critical part of the Company's business. Sales to customers located outside the United States (including sales to foreign operations of customers headquartered in the United States and foreign system manufacturers who sell to United States-based OEMs) accounted for 90.0% and 96.2% of the Company's net sales for fiscal 1996 and fiscal 1997, respectively. The Company expects that the net sales derived from purchases by international customers will continue to represent a significant portion of its total net sales. All of the Company's sales are denominated in United States dollars.

  The Company's products require semiconductor wafers manufactured with state-of-the-art fabrication equipment and technology. NeoMagic has established strategic relationships with Mitsubishi Electric and Toshiba to produce its semiconductor wafers and uses other independent contractors to perform assembly, packaging and testing. The Company's relationships with Mitsubishi Electric and Toshiba were recently formalized in separate five year wafer supply agreements. NeoMagic does not expect that a significant portion of the Company's wafer requirements will be met by Toshiba before calendar 1998. These relationships enable the Company to concentrate its resources on product design and development, where NeoMagic believes it has greater competitive advantages, and to eliminate the high cost of owning and operating a semiconductor wafer fabrication facility. The Company depends on these suppliers to allocate to the Company a portion of their manufacturing capacity sufficient to meet the Company's needs, to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to the Company on a timely basis. The Company purchases wafers, not die, and pays an agreed price for wafers meeting certain acceptance criteria. All of the Company's products are assembled and tested by independent vendors. To date, all of the Company's wafer purchases, which constitute a significant part of its cost of goods sold, have been priced in Japanese yen. As a result, exchange rate fluctuations can affect the Company's gross margin. The Company has in the past hedged its exposure to fluctuations in the exchange rate between the Japanese yen and the United States dollar by purchasing forward contracts and may continue to do so in the future.

  Under its wafer supply agreements with Mitsubishi Electric and Toshiba, the Company is obligated to provide rolling 12-month forecasts of anticipated purchases and place binding purchase orders four months prior to shipment. If the Company cancels a purchase order, the Company must pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. Forecasts of monthly purchases may not increase or decrease by more than a certain percentage from the previous month's forecast without the manufacturer's consent. Thus, the Company must make forecasts and place purchase orders for wafers long before it receives purchase orders from its own customers. This limits the Company's ability to react to fluctuations in demand for its products, which can be unexpected and dramatic and from time-to-time will cause the Company to have an excess or a shortage of wafers for a particular product, which could cause the Company to take charges for excess inventory or miss revenue opportunities.

  Prior to fiscal 1997, the Company was primarily engaged in research and development and testing of its products. Accordingly, the majority of its operating expenses were related to research and development activities. In fiscal 1997, in connection with the commencement of commercial sales of its products, the Company accelerated its investment in sales, marketing, manufacturing and administrative infrastructures. The Company expects to continue to devote substantial resources to research and development efforts. All of the Company's research and development costs have been expensed as incurred.

  The Company's fiscal year end is January 31. Any reference herein to a fiscal year refers to the year ended January 31 of such year.

RESULTS OF OPERATIONS

  FISCAL YEARS ENDED JANUARY 31, 1995, 1996 AND 1997

  Net Sales. Through fiscal 1995, the Company had no sales. Net sales for fiscal 1996 and 1997 were $243,000 and $40.8 million, respectively. Prior to fiscal 1997, the Company was in the development stage, primarily engaging in product development, product testing, and the establishment of strategic relationships with customers and suppliers. The substantial increase in net sales from fiscal 1996 to 1997 was due to increased market acceptance of the Company's products, the introduction by the Company of additional products in its MagicGraph128 product family which expanded the portion of the market addressed by NeoMagic's products, and the Company's investment in sales and marketing personnel and activities. Although the Company achieved substantial net sales growth between fiscal 1996 and 1997, the Company does not expect to sustain this rate of sequential annual growth in future periods. The Company expects that the average prices of its products will decline over the respective lives of such products.


  Gross Profit. Gross profit was $78,000 and $12.2 million for fiscal 1996 and 1997, respectively. The increase in gross profit from fiscal 1996 to fiscal 1997 was the result of the increase in net sales. The Company's future gross profit will be affected by the overall level of sales, the mix of products sold in a period, manufacturing yields and the Company's ability to reduce product costs.

  Research and Development. Research and development expenses include compensation and associated costs relating to development personnel, operating system software costs, and prototyping costs which are comprised of photomask costs and pre-production wafer costs. Research and development expenses were $2.4 million, $4.9 million and $8.5 million for fiscal 1995, 1996 and 1997, respectively. The increases reflect increased personnel costs associated with a general expansion in the Company's research and development activities and higher prototype expenses. Research and development expenses as a percentage of net sales declined substantially year to year due primarily to increases in net sales. The market for the Company's products is characterized by frequent new product introductions and rapidly changing technology and industry standards. As a result, the Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion new products, and enhancements to its existing products, that meet changing customer requirements and emerging industry standards. Accordingly, the Company expects to continue to make substantial investments in research and development and anticipates that research and development expenses will increase in absolute dollars in future periods.

  Sales, General and Administrative. Sales, general and administrative expenses were $968,000, $1.6 million and $6.3 million for fiscal 1995, 1996 and 1997, respectively. The increase from fiscal 1995 to 1996 resulted from the addition of personnel in sales, marketing, and manufacturing administration. The increase from fiscal 1996 to 1997 was due to increased sales, marketing and administrative personnel and commission expense associated with commencement of volume sales. Sales, general and administrative expenses as a percentage of net sales declined substantially year to year due primarily to increases in net sales. The Company expects sales, general and administrative expenses to increase in absolute dollars in future periods due to additional staffing in its marketing, sales and administrative departments, continued expansion of its international operations, and additional expenses related to being a public company.

  Legal Costs. Legal costs consist of amounts provided by the Company for estimated legal fees associated with the litigation with Cirrus Logic, which was dismissed in the second quarter of fiscal 1997. In fiscal 1995, the Company accrued $1.5 million for such legal costs. In fiscal 1996, an additional accrual of $610,000 was recorded by the Company. In fiscal 1997, based on the dismissal of such litigation, the remaining reserve balance of $1.5 million was reversed. The settlement which gave rise to the dismissal did not involve cash payments, but did include a non-solicitation provision and certain contingent cross licensing provisions. The Company does not believe that such settlement will have a material adverse effect on the Company's future operations. See Note 8 of Notes to Consolidated Financial Statements.

  Other Income (Expense), Net. The Company incurs interest expense on borrowings under the Company's working capital line of credit and on lease obligations used to finance certain equipment. The Company earns interest on its cash and short-term investments. Other income (expense), net was $100,000, $203,000, and $320,000 for fiscal 1995, 1996 and 1997, respectively. The increase in other income (expense), net between fiscal 1995 and 1996 was due to interest income on higher cash balances maintained during fiscal 1996. The increase in other income (expense), net from fiscal 1996 to fiscal 1997 was due to approximately $1.0 million in proceeds received for non-recurring engineering services performed by NeoMagic, in addition to interest income resulting from higher cash balances. Other income in fiscal 1997 was partially offset by higher interest expense resulting from borrowings under the Company's working capital line and additional lease obligations used to finance certain equipment purchases. The Company does not anticipate generating income from engineering services on a regular basis, if at all, in future periods.

  Provision for Income Taxes. The Company recorded no provision for federal or state income taxes during fiscal 1995, 1996 or 1997. The Company expects to record a provision for income taxes in fiscal 1998, the amount of which will depend on several factors, including the availability of net operating loss carryforwards, research and development tax credits and the portion of the Company's business conducted through non-United States subsidiaries. As of January 31, 1997, the Company had available net operating loss carryforwards for federal and state tax purposes of approximately $13.2 million and $4.8 million, respectively. The Company's ability to utilize its net operating losses may be limited in the future due to a deemed change of control as a result of this offering. See Note 5 of Notes to Consolidated Financial Statements.

  QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth the consolidated statements of operations data, both in absolute dollars and as a percentage of net sales, for each of the four quarters during the fiscal year ended January 31, 1997. This information has been derived from the Company's unaudited consolidated financial statements. In management's opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus, and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. The unaudited quarterly information should be read in conjunction with the audited consolidated financial statements of NeoMagic and the notes thereto included elsewhere herein. The growth in net sales and improvement in operating results experienced by the Company in recent quarters are not necessarily indicative of future results. In addition, in light of the significant growth in the recent year, NeoMagic believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance.

                                                THREE MONTHS ENDED
                                    ---------------------------------------------
                                    APRIL 30,  JULY 31,   OCTOBER 31, JANUARY 31,
                                      1996       1996        1996        1997
                                    ---------  --------   ----------- -----------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales.........................   $ 3,520   $ 5,954      $15,035     $16,283
Cost of sales.....................     2,815     5,481        9,989      10,346
                                     -------   -------      -------     -------
Gross profit......................       705       473        5,046       5,937
Operating expenses:
 Research and development.........     1,989     1,634        2,210       2,634
 Sales, general and
  administrative..................       965     1,502        1,887       1,951
 Legal costs......................       --     (1,503)         --          --
                                     -------   -------      -------     -------
    Total operating expenses......     2,954     1,633        4,097       4,585
                                     -------   -------      -------     -------
Income (loss) from operations.....    (2,249)   (1,160)         949       1,352
Other income (expense), net:
 Interest income and other........     1,076        75           42         173
 Interest expense.................      (160)     (210)        (316)       (360)
                                     -------   -------      -------     -------
    Net income (loss).............   $(1,333)  $(1,295)     $   675     $ 1,165
                                     =======   =======      =======     =======
Pro forma net income (loss) per
share.............................   $  (.06)  $  (.06)     $   .03     $   .05
                                     =======   =======      =======     =======
Shares used in computing pro forma
 net income (loss) per share......    21,678    21,651       21,888      21,806
AS A PERCENTAGE OF NET SALES:
Net sales.........................     100.0%    100.0%       100.0%      100.0%
Cost of sales.....................      80.0      92.1         66.4        63.5
                                     -------   -------      -------     -------
Gross profit......................      20.0       7.9         33.6        36.5
Operating expenses:
 Research and development.........      56.5      27.4         14.7        16.2
 Sales, general and
  administrative..................      27.4      25.2         12.6        12.0
 Legal costs......................       --      (25.2)         --          --
                                     -------   -------      -------     -------
    Total operating expenses......      83.9      27.4         27.3        28.2
                                     -------   -------      -------     -------
Income (loss) from operations.....     (63.9)    (19.5)         6.3         8.3
Other income (expense), net:
 Interest income and other........      30.6       1.3           .3         1.1
 Interest expense.................      (4.6)     (3.5)        (2.1)       (2.2)
                                     -------   -------      -------     -------
    Net income (loss).............     (37.9)%   (21.7)%        4.5%        7.2%
                                     =======   =======      =======     =======

  Net Sales. Net sales were $3.5 million, $6.0 million, $15.0 million and $16.3 million in the first, second, third and fourth quarters of fiscal 1997, respectively. The Company's net sales increased from quarter to quarter during fiscal 1997 due to a number of factors, including increased market acceptance of the Company's products, introduction by the Company of additional products in its MagicGraph128 product family which expanded the portion of the market addressed by NeoMagic's products, and the Company's investment in sales and marketing personnel and activities.

  Gross Profit. Gross profit was $705,000, $473,000, $5.0 million and $5.9 million in the first, second, third and fourth quarters of fiscal 1997, respectively. The decrease in gross profit between the first and second quarter was negatively impacted by costs stemming from a design error for which the Company recorded a $1.2 million reserve in the second quarter. The impact of the design error was almost entirely offset by increased sales and a decrease in product costs. The increase in gross profit between the second and third quarters resulted primarily from an increase in sales and, to a lesser extent, lower product costs. The increase in gross profit between the third and fourth quarters resulted from, to approximately the same extent, increase in sales and lower product costs.

  Research and Development. Research and development expenses were $2.0 million, $1.6 million, $2.2 million and $2.6 million for the first, second, third and fourth quarters of fiscal 1997, respectively. The higher research and development costs in the first, third and fourth quarters of fiscal 1997 were primarily the result of timing of prototyping costs. Research and development expenses for the fourth quarter of fiscal 1997 also included additional compensation related accruals. The remainder of the fluctuations in research and development expenses between the quarters resulted primarily from additional engineering personnel and associated costs as the Company continued to devote substantial resources to research and development efforts. Research and development expenses as a percentage of net sales declined substantially in each of the first three quarters of fiscal 1997 due primarily to the quarter-to-quarter increases in net sales.

  Sales, General and Administrative. Sales, general and administrative expenses were $1.0 million, $1.5 million, $1.9 million and $2.0 million for the first, second, third and fourth quarters of fiscal 1997, respectively. These increases were due to the addition of sales, marketing, finance and administration personnel and increased commission expenses associated with increased sales levels. Sales, general and administrative expenses for the fourth quarter of fiscal 1997 also included additional compensation-related accruals.

  Legal Costs. The benefit in legal costs of $1.5 million in the second quarter of fiscal 1997 was due to the reversal of a reserve balance of previously estimated legal costs. See Note 8 of Notes to Consolidated Financial Statements.

  Other Income (Expense), Net. Other income (expense), net was $916,000, $(135,000), $(274,000) and $(187,000) for the first, second, third and fourth quarters of fiscal 1997, respectively. Other income in the first quarter was primarily attributable to $1.0 million in revenue from non-recurring engineering services. Such services consisted primarily of consulting services and allowing a customer access to certain technology, previously developed by the Company for its own use, to construct complex logic. The Company does not expect such engineering services to be provided on a regular basis, if at all, in future periods. Therefore, the Company has classified such revenues in other income. The decrease in other income, net from the second to the third quarter resulted primarily from higher interest expense related to the increase in the amounts outstanding under the working capital line. The decrease in other income (expense), net between the third and fourth quarters resulted from interest income related to higher cash balances partially offset by higher interest expense for the fourth quarter.

  NeoMagic's quarterly and annual results of operations are affected by a variety of factors that could materially and adversely affect net sales, gross profit and income from operations. These factors include, among others, demand for the Company's products; changes in product or customer mix; fluctuations in manufacturing yields; incorrect forecasting of future revenues; availability and cost of manufacturing capacity; unanticipated delays or problems in the introduction or performance of the Company's next generation of products; the Company's ability to introduce new products in accordance with OEM design requirements and design cycles;

market acceptance of the products of the Company's customers; changes in the timing of product orders due to unexpected delays in the introduction of products of the Company's customers or due to the life cycles of such customers' products ending earlier than anticipated; new product announcements or product introductions by NeoMagic's competitors; competitive pressures resulting in lower selling prices; the volume of orders that are received and can be fulfilled in a quarter; the rescheduling or cancellation of orders by customers which cannot be replaced with orders from other customers; supply constraints for the other components incorporated into its customers' notebook PC products; foreign exchange rate fluctuations; the unanticipated loss of any strategic relationship; seasonality associated with the tendency of PC sales to increase in the second half of each calendar year; the level of expenditures for research and development and sales, general and administrative functions of the Company; costs associated with future litigation; and costs associated with protecting the Company's intellectual property. Any one or more of these factors could result in the Company failing to achieve its expectations as to future revenues. The Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly operating results. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. In certain future quarters, the Company's operating results may be below the expectations of public market analysts or investors. In such event, the market price of the Common Stock would be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through private sales of convertible preferred stock (raising net proceeds of approximately $16.9 million) through borrowings from Mitsubishi International Corporation ("Mitsubishi International"), under a working capital revolving credit agreement (the "Credit Agreement") and through equipment leases. Through January 31, 1997 the Company had purchased a total of approximately $5.1 million of capital assets, a portion of which was purchased through lease lines. The Company currently has no commitments for significant additional capital expenditures. As of January 31, 1997, the Company had an accumulated deficit of $13.2 million.

  The Company's principal sources of liquidity as of January 31, 1997 consisted of $13.5 million in cash and cash equivalents and the Credit Agreement. The Credit Agreement is used to finance wafer inventory purchases. The Credit Agreement provides for 90 day extended credit terms totaling $15.0 million, with a compensating balance requirement for balances in excess of $12.0 million. As of January 31, 1997, the Company had borrowings of $14.2 million under the Credit Agreement. For periods prior to January 1997, the interest rate under the Credit Agreement was based on Mitsubishi International's internal interest rate, which was required to be at least 1.5% below the prime rate on the date of the invoice, generally approximately 30 days after the Company's receipt of the wafers. The Company also paid a commission of 1.25% to 2.00% of its wafer purchases to Mitsubishi International, based on the lending level under the Credit Agreement during the prior calendar quarter. The Credit Agreement has been amended to provide
(i) that effective January 1997 Mitsubishi International's sole compensation for the financing of wafer purchases from Mitsubishi Electric will be a commission of 1.75% of such wafer purchases and (ii) for 60-day extended credit terms. The term of the Credit Agreement expires on November 20, 1997, subject to automatic extensions thereafter from year to year unless a notice is given by either party. Under the terms of the Credit Agreement Mitsubishi International maintains a security interest in all of the Company's inventory, cash and investments, and accounts and notes receivable. See Note 3 of Notes to Consolidated Financial Statements.

  Net cash used in operating activities was $2.7 million in fiscal 1995 and $6.4 million in fiscal 1996. This increase was primarily due to an increase of approximately $2.1 million in net loss, which resulted primarily from increased research and development activities, and $1.7 million of changes in operating asset and liability accounts for fiscal 1996. Net cash used in operating activities for fiscal 1997 was approximately $3.1 million which resulted from substantial investments in inventories and accounts receivable as sales levels increased during that period, offset partially by a reduction in net loss and an increase in accounts payable.

  Net cash used for investing activities was $900,000, $700,000 and $3.1 million for fiscal years 1995, 1996, and 1997, respectively, representing investments in plant, property, and equipment. The Company currently expects to make approximately $3.0 to $4.0 million in capital expenditures during the next twelve months, consisting primarily of purchases of development tools and software and personal computers. The timing and amount of future capital expenditures will depend primarily on the growth of the Company's future revenues.

  Net cash provided by financing activities in fiscal 1995 and fiscal 1996 was $8.0 million and $9.1 million, primarily representing private equity financing of $7.3 million and $8.0 million, respectively, in addition to proceeds from sale leaseback transactions. Net cash provided by financing activities for fiscal 1997 was $12.8 million, representing net funding from the Credit Agreement of $13.8 million and proceeds from sale leaseback transactions, offset by $2.2 million held as restricted cash equivalents under the Credit Agreement. See Notes 3 and 4 of Notes to Consolidated Financial Statements.

  The Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable. The Company believes that the net proceeds of this offering, together with its existing capital resources, will be sufficient to meet the Company's capital requirements through the next 12 months, although the Company could be required, or could elect, to seek to raise additional capital during such period. The Company's future capital requirements will depend on many factors, including the rate of net sales growth, the timing and extent of spending to support research and development programs and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products, and market acceptance of the Company's products. The Company expects that it may need to raise additional equity or debt financing in the future. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. See "Risk Factors--Need for Additional Capital."

                                   BUSINESS

  The Company designs, develops and markets multimedia accelerators for sale to notebook PC manufacturers. The Company, based on its knowledge of and experience in the industry, believes it has developed the first commercially available high performance silicon technology that integrates large DRAM memory with analog and logic circuitry to provide multimedia solutions on a single chip. The Company's MagicGraph128 family of pin-compatible, multimedia accelerator products incorporates a 128-bit memory bus. The Company believes these products enable notebook PC manufacturers to deliver state-of-the-art multimedia capability while decreasing power consumption, size, weight, system design complexity and cost. Eight of the world's ten largest notebook PC manufacturers have designed or are designing notebook PCs to include MagicGraph128 products. MagicGraph128 products are currently used in notebook PCs sold by Acer, Compaq, Dell, Digital Equipment, Fujitsu, Hewlett-Packard, Hitachi, Mitsubishi, NEC, Sharp and Texas Instruments.

  NeoMagic's MagicGraph128 family of products ranges from accelerators designed for notebook PCs that target cost-conscious consumers to fully-featured multimedia systems designed for high-end notebook PCs. The Company introduced its first MagicGraph128 product in March 1995, is currently in production with three products and is now sampling the fourth generation of its MagicGraph128 product family. NeoMagic has established strategic relationships with Mitsubishi Electric and Toshiba to produce semiconductor wafers for the Company's products. Pursuant to these strategic relationships, NeoMagic designs the overall product, including the logic and analog circuitry, and the manufacturing partner designs the DRAM module, manufactures the wafers and performs memory testing and repair. NeoMagic is focused on leveraging its core competencies in logic, analog and memory integration, graphics/video multimedia technologies, driver and BIOS software, and power management to continue developing solutions that facilitate the mobilization of multimedia applications.

INDUSTRY BACKGROUND

  Advances in the multimedia capabilities and features of PCs and software applications over the past decade have fueled the demand for PCs and helped make the PC an integral part of everyday life. Graphical user interface technology, which proliferated in the early 1990s with the introduction of the Microsoft Windows operating system, provided a more intuitive environment for PC users than traditional character-based interfaces and opened the power of the PC to a broader audience of users. Improvements in the ability of PCs to process graphics, video and audio are enabling the production of applications that deliver compelling multimedia content, enhancing the usefulness of the PC as a platform for work, entertainment, communication and collaboration. The effectiveness of multimedia for many applications, such as on-site presentations and training, education, video conferencing, e-mail and entertainment, is maximized in a mobile environment, giving rise to significant demand for multimedia-capable notebook PCs.

  Fueled by the continued globalization of businesses, the proliferation of client/server computing and the Internet, the growing number of mobile professionals, combined with the pervasive use of multimedia, the notebook PC market has emerged as a rapidly growing market segment. The benefits of being able to work, interact, instruct, learn and play "off the desktop" at any time and any place have increased the demand for notebook computing solutions. A leading industry analyst estimated in Fall 1996 that approximately 12 million notebook PCs would be shipped in 1996 and that 23 million units will be shipped in the year 2000.

  Multimedia applications require the storage, processing and display of enormous streams of data. As a result, multimedia PCs have evolved to incorporate higher capacity storage and system memory, faster microprocessors, improved specialized multimedia accelerators and higher quality displays. However, due to the constraints imposed by the mobile form factor--the need for low power consumption, small size, low weight, favorable thermal characteristics and low cost, among others--the multimedia capabilities of notebook PCs have lagged those of desktop computers. This has limited the effectiveness of multimedia applications in notebook PCs.

Multimedia Acceleration Technology

  A multimedia accelerator for graphics and video is a specialized subsystem that offloads display and rendering functions from the PC's microprocessor, enabling the CPU to devote more cycles to running applications and improving the system's overall performance. The traditional approaches to designing a multimedia accelerator subsystem have involved a multiple chip solution consisting of a logic/analog chip (controller) and separate DRAM memory chips (frame buffer memory). The performance of the accelerator depends primarily on the memory bandwidth (measured in megabytes per second), which is the rate at which data can be transferred between the controller and the frame buffer memory. Memory bandwidth can be increased by using a wider data bus between the controller and the frame buffer memory (i.e., the data is passed in bigger blocks between the chips), and/or a faster clock speed in the multimedia accelerator. During the last decade, designers of multimedia accelerators for desktop PCs have increased memory bandwidth through both of these approaches, widening the memory bus from 8 bits to 128 bits and implementing faster clocks.

  Many of the design approaches that have been used to improve multimedia accelerator performance for desktop PCs are suboptimal for notebook PCs. In a conventional multimedia accelerator architecture, where memory and logic are not integrated, the implementation of a wider bus requires the use of more input/output ("I/O") pins between the controller and the frame buffer memory chips. Since the transfer of data through I/O pins is a power intensive process, increasing the number of I/O pins dramatically increases power consumption and heat generation, which decreases battery life in notebook PCs and may entail the addition of a costly and bulky heat sink. Increasing the number of I/O pins also increases both the size of the chip packages and the size of the board area needed for the interconnections, as well as increasing system complexity and cost. Similar to the addition of I/O pins, the use of a faster system clock to increase memory bandwidth results in greater power consumption, heat generation and a more complex system design. As a consequence, designers of multimedia accelerators for notebook PCs do not have the same flexibility as designers for desktop PCs to increase the accelerator's memory bandwidth through the use of additional I/O pins or a faster clock.

  To fully mobilize multimedia, the Company believes notebook PC manufacturers require a new approach for developing multimedia accelerators which delivers higher performance while minimizing power consumption and system size, weight, complexity and cost.

NEOMAGIC SOLUTION

  NeoMagic has pioneered a new technology to provide multimedia semiconductor solutions for notebook PCs which overcome the limitations of traditional architectures. This integrated solution, called "MagicWare" (Memory, Analog and loGIC WARE) is the first commercially available high performance silicon technology that integrates large DRAM memory with analog and logic circuitry on a single chip. Using this technology, the Company has developed its first product line: the MagicGraph128 family of pin-compatible, multimedia (graphics, text and video) accelerators incorporating a 128-bit memory bus. These products provide state-of-the-art multimedia capability while decreasing power consumption, size and system design complexity. The Company introduced its first MagicGraph128 product in March 1995, is currently in production with three products and is sampling the fourth generation of its MagicGraph128 product family.

  The Company's MagicGraph128 products provide the following important advantages to notebook PC manufacturers and to end users:

  Higher Performance. The Company believes that its MagicGraph128 products provide the widest commercially available memory bus for notebook PC multimedia accelerators. The Company's current products use a 128-bit memory bus as compared to conventional multiple chip solutions which have generally used 32-bit buses and are migrating to 64-bit buses. The Company's technology enables faster and smoother output of graphics, video and animation while maintaining high color depth to increase user productivity and improve the user experience.

  Lower Power Consumption. By integrating large DRAM with analog and logic circuitry on a single chip, MagicGraph128 products eliminate the power-consuming I/O pins used in conventional architectures for connections between the logic/analog chip and the DRAM memory chips. The Company believes that, by eliminating these I/O pins and using other advanced power management techniques, the MagicGraph128 products consume approximately one-quarter of the power used by conventional accelerators with equivalent feature sets, potentially extending battery life.

  Reduced Size and Weight. The MagicGraph128 single chip solution has a smaller footprint than conventional multiple chip solutions and eliminates the need for interconnections between chips, enabling the system manufacturer to reduce board size and, in some cases, to eliminate boards or to add other features for increased functionality without increasing board size. The Company believes that MagicGraph128 products also can reduce the size and weight of the notebook PC by allowing the manufacturer to use fewer or smaller batteries and, in some cases, by eliminating the need for a heat sink.

  Lower Complexity and Improved Reliability of Notebook PC System. The Company's MagicGraph128 products can reduce design complexity of both the multimedia system and of the entire notebook PC by reducing the number of chips and interconnections, creating less heat and reducing electro-magnetic interference ("EMI"). The Company believes that, as a result, the Company's products can reduce system design time and simplify the manufacturing process, and thereby enable notebook PC manufacturers to produce more reliable systems and reduce time-to-market.

  Lower System Cost. The MagicGraph128 products can lower the overall system cost of notebook PCs by reducing the number of chips required for the multimedia accelerator system, typically resulting in lower assembly and printed circuit board costs, and in certain cases eliminating the need for heat sinks. The decreased number of I/O pins also reduces the number of soldered connections, which the Company believes can increase system manufacturing yield. The reduction in power consumption can also save costs by requiring lower capacity batteries to achieve the desired battery life.

  System Upgradability. The Company's technology enables the Company to provide single chip, pin-compatible products with different amounts of embedded memory, thereby enabling notebook PC manufacturers to design product upgrades without redesigning printed circuit boards. By comparison, increasing the DRAM capacity of conventional multimedia systems typically requires adding board space, increasing pin count and changing board design. The Company believes that providing a pin-compatible product family enhances its ability to achieve design wins through multiple product cycles, lowers system manufacturers' design and support costs and improves customers' time to market.

STRATEGY

  NeoMagic's goal is to be a leading global supplier of multimedia semiconductor solutions for the notebook PC market. The Company's strategy for mobilizing multimedia includes the following elements:

  Maintain Leadership in Providing Multimedia Accelerator Solutions for Notebook PCs. The Company believes that its MagicGraph128 products are the first commercially available multimedia accelerators that integrate large DRAM memory with analog and logic circuitry on a single chip. NeoMagic is focused on leveraging and building its core competencies in logic, analog and memory integration, graphics/video multimedia technologies, driver and BIOS software, and power management to continue developing solutions that facilitate the mobilization of multimedia applications both in the notebook PC market and eventually in other mobile product markets. The Company is currently sampling its fourth generation MagicGraph128 product.

  Cultivate Long Term Relationships with Leading Notebook PC Companies. The Company seeks to establish close relationships with the world's leading notebook PC companies. The Company has achieved design wins with eight of the world's ten largest notebook PC manufacturers, and its MagicGraph128 products are currently used in notebook PCs sold by Acer, Compaq, Dell, Digital Equipment, Fujitsu, Hewlett-Packard, Hitachi, Mitsubishi, NEC, Sharp and Texas Instruments. Long term relationships with its customers and partners enhance the Company's ability to anticipate the needs of its target markets and develop products that meet those needs in a timely manner. The Company's strategy includes adding additional OEM companies to its customer portfolio and enhancing its record of notebook PC design wins.

  Establish Strategic Relationships with World-Class DRAM Partners. The Company established a strategic relationship with Mitsubishi Electric in early calendar 1994, and Mitsubishi Electric has manufactured all of the wafers for the Company's products to date. In January 1997, the Company formalized its strategic relationship with Mitsubishi Electric in a five-year wafer supply agreement. The Company has also established a strategic relationship with Toshiba which has been formalized in a five-year wafer supply agreement, and the Company expects that Toshiba will begin manufacturing wafers for one of the Company's future products in the second half of calendar 1997. The Company's DRAM partners design the DRAM portions of the products, manufacture the wafers for the Company's products and perform testing and repairs. These strategic relationships enable the Company to benefit from its partners' standard DRAM design rules and manufacturing processes and to accelerate product development by leveraging its partners' technology expertise.

  Extend Core Technology to Address New Market Opportunities. The Company believes its MagicWare technology may be extended to a variety of other applications. The Company intends to investigate opportunities to apply its MagicWare technology to other product applications both inside and outside the PC market. Potential applications being examined by the Company include mass storage, communication and consumer devices, such as DVDs and Internet appliances.

MARKETS AND PRODUCTS

  The Company sells its products to notebook PC OEMs as well as to third-party subsystem manufacturers who design and manufacture notebook PCs on behalf of the brand name OEMs. Eight of the world's ten largest notebook PC manufacturers have designed or are designing notebook PCs to include MagicGraph128 products. MagicGraph128 products are currently used in notebook PCs sold by the following companies:

                     Acer                     Hitachi
                     Compaq                   Mitsubishi
                     Dell                     NEC
                     Digital Equipment        Sharp
                     Fujitsu                  Texas Instruments
                     Hewlett-Packard

  The Company sells the MagicGraph128 line of pin-compatible 128-bit multimedia accelerators for notebook PCs. Each product integrates large DRAM with analog and logic circuitry on a single 176-pin chip. The MagicGraph128 family of products ranges from accelerators designed for notebook PCs that target cost-conscious consumers to fully-featured multimedia systems designed for high-end notebook PCs. The following table sets forth information with respect to each of the Company's first four products:


                                          MEMORY
        PRODUCT         PRODUCT STATUS     SIZE              KEY NEW FEATURES
  --------------------------------------------------------------------------------------
    MagicGraph128    Volume production    7Mbits  128-bit multimedia accelerator
                     Feb 1996                     Active and passive LCD panel interface
                                                  18 bit RAMDAC
                                                  Less than 500mW power dissipation
                                                  800x600 resolution with 256 colors
  --------------------------------------------------------------------------------------
    MagicGraph128V   Volume production    9Mbits  Video acceleration for MPEG playback
                     June 1996                    24-bit RAMDAC
                                                  800x600 resolution with 64,000 colors
  --------------------------------------------------------------------------------------
    MagicGraph128ZV  Volume production    9Mbits  Zoom Video port for live video capture
                     September 1996               TV output support
  --------------------------------------------------------------------------------------
    MagicGraph128XD  Prototypes available 16Mbits Bus master for 3D/video acceleration
                     November 1996                Spread spectrum EMI suppression
                                                  1024x768 resolution with 64,000 colors


  MagicGraph128. The Company believes that the MagicGraph128, its first product, is the industry's first 128-bit, single-chip graphics accelerator for notebook computers. The MagicGraph128 provides high performance graphics for mainstream business and consumer notebooks while decreasing power consumption, size, system design complexity and cost. The Company has sold over 450,000 units of this product since volume production commenced in February 1996.

  MagicGraph128V. The MagicGraph128V builds on the capabilities of the MagicGraph128 by adding support for more colors and full-motion video. Optimized for mobile business professionals who perform multimedia presentations with sound and motion, the MagicGraph128V provides MPEG playback with full screen and full motion video at 30 frames per second with true color.

  MagicGraph128ZV. The MagicGraph128ZV adds zoom video capability (for capturing and displaying TV or video images) and television output capability to the MagicGraph128V. The MagicGraph128ZV provides a fully-featured multimedia solution for mid-range and high-end notebook PCs with 800x600 LCD displays.

  MagicGraph128XD. By offering higher display resolutions, a larger number of displayable colors, and higher performance, the MagicGraph128XD is designed to provide desktop-replacement capabilities to high-end notebooks. The MagicGraph128XD is designed to deliver performance enhancements for Microsoft Direct3D. These enhancements accelerate animation, games and business applications utilizing 3D in a Windows environment.

TECHNOLOGY

  NeoMagic has pioneered MagicWare (Memory, Analog and loGIC WARE) technology which integrates large DRAM with analog and logic circuitry on a single chip. This integration represents a challenging problem because DRAM and logic design and process technologies have evolved along different paths over the past 15 years. DRAM process technology has been driven primarily by the need for high density memory storage while logic process technology has been driven primarily by the need to achieve greater speed and metal interconnect density. As a result, a typical 16 Mbit DRAM process features densely packed, relatively slow transistors with two layers of metal interconnect, while the typical logic process utilizes a less dense configuration of relatively fast transistors with three or more layers of metal interconnect. In addition, DRAMs are characterized by a relatively high degree of electrical noise compared to logic and analog circuits due to the sharp peaks in power demand from the charging and synchronous discharging of large capacitances associated with the data lines of DRAM memory cells. High levels of electrical noise tend to disrupt the behavior and performance of analog circuits that share the same silicon substrate with the DRAM.

  The Company has focused on overcoming the difficulties of integrating large DRAM with analog and logic circuitry by selecting manufacturing partners with the most suitable DRAM process technology and by developing proprietary technology in the following areas:

  Performance. NeoMagic's embedded DRAM system architectures are designed to optimize system performance and to scale performance as memory bandwidth increases through process and architectural enhancements to the DRAM module designs. NeoMagic has worked closely with Mitsubishi Electric to modify Mitsubishi Electric's proven 16 Mbit DRAM designs to generate a 128-bit wide, high bandwidth memory bus that delivers high performance capture and display of multimedia data streams, as well as 2D and 3D graphics. The Company has developed significant expertise in matching processing engine data paths, buffer depth and width and arbitration schemes to the available memory bandwidth, as well as in making system level (hardware and software) tradeoffs to place hardware in the processing engine to balance the utilization of system bus and memory bandwidth. The Company believes that the ability to deliver scalable system performance will become increasingly important due to the introduction of high bandwidth system buses for multimedia applications, such as Intel's Accelerated Graphics Port ("AGP"), which is expected to be incorporated into PC architectures in 1997.

  Reduced Power Consumption. NeoMagic has implemented numerous system architecture design techniques to reduce power consumption for its multimedia solutions. The Company's integrated logic and DRAM products deliver significant power savings through the elimination of the I/O pads which are typically utilized in conventional solutions to connect discrete logic and DRAM components. Power consumption in the

Company's products is further reduced due to their "granularity," which means that they integrate no more than the amount of DRAM required for a given application. For example, the Company's MagicGraph128V and MagicGraph128ZV products integrate only the 9 Mbits of DRAM needed to accelerate an SVGA display. In contrast, non-integrated solutions typically utilize 16 Mbits (2 megabytes) of DRAM due to the configuration of commercially available DRAMs. NeoMagic has also developed additional power management techniques such as sophisticated processing engine and memory module design to optimize memory access time, page size, buffer size and processing pipeline stages while achieving minimal power consumption and logic gate count without performance degradation. Together with the incorporation of more traditional power management techniques such as low power logic design, clock management and low power cell library design, NeoMagic believes that its proprietary architectures currently deliver the lowest power consumption available on notebook PCs. The reduction in power consumption improves the battery life and diminishes heat generation. The Company believes these same architectural concepts have the potential to be used to achieve similar power savings on other power-sensitive hardware platforms.

  Manufacturing Test. NeoMagic and its DRAM manufacturing partners have jointly developed cost-effective testing methodologies for products based on the Company's MagicWare technology. These methodologies are based on the synergistic combination of established test-and-repair techniques developed for DRAM manufacturing and built-in self test techniques developed for logic ICs.

  Reduction of Electro-magnetic Interference. The FCC imposes strict limits on EMI emissions from electronic devices including PCs. The reduction of EMI often represents a challenging problem for the system designer, particularly in small form factor mobile applications. All data transfer between logic and memory occurs on a single chip in the Company's MagicGraph128 products, inherently eliminating a significant source of EMI. NeoMagic also has developed proprietary spread spectrum techniques to further reduce EMI in the transmission of video and graphics data for display on high resolution LCD panels. The Company believes that its ability to reduce EMI will become increasingly important as DRAM speeds continue to increase to meet higher memory bandwidth requirements for portable applications.

  Design Methodology. The Company designs its products by utilizing a high-level design language and a proprietary NeoMagic cell library for logic synthesis. The Company verifies designs in the high-level language and at the gate level using software simulators. Each design is further validated at the system level through hardware emulation prior to committing the design to silicon. In the physical design of placement and routing, NeoMagic has developed proprietary layout technology to integrate large DRAM with analog and logic circuitry on the same substrate while preserving signal integrity, eliminating cross talk, minimizing clock skew and maximizing clock frequency.

  Software Technology. NeoMagic has built a robust and flexible software base to support Windows 3.1, Windows 95, Windows NT and OS/2 operating systems for notebook PCs. The Company also provides customer specific control panels and utilities for intelligent power management and the management of hardware and software resources. The Company ensures software quality through a comprehensive quality assurance process developed in consultation with its customers. NeoMagic is focused on enhancing its software to support new levels of functionality and performance demanded by more intuitive user interfaces and more realistic multimedia experiences.

MANUFACTURING

  The Company's products require semiconductor wafers manufactured with state-of-the-art fabrication equipment and technology. NeoMagic has established strategic relationships with two leading DRAM manufacturers to produce its semiconductor wafers, and uses other independent contractors to perform assembly, packaging and testing. This approach enables the Company to concentrate its resources on product design and development, where NeoMagic believes it has greater competitive advantages, and to eliminate the high cost of owning and operating a semiconductor wafer fabrication facility.

  The Company's products are designed to be manufactured in accordance with the DRAM partners' design rules and manufacturing processes. Each DRAM partner has a design team dedicated to NeoMagic product development. The DRAM partner designs the DRAM product modules, and NeoMagic designs the overall product, including the analog and logic circuitry. The DRAM partner then aids the Company in design verification prior to production. The DRAM partners manufacture the wafers, perform memory testing and repair, and sell the Company finished wafers, with pricing determined on a quarterly basis. The Company uses subcontractors to perform assembly, packaging and final test. The Company develops its own software and hardware for product testing.

  All of the Company's products are currently supplied by Mitsubishi Electric in Japan. Mitsubishi Electric is currently producing six-inch wafers for the Company and expects to begin producing eight-inch wafers for certain of the Company's new products in calendar 1997. The Company also has established a strategic relationship with Toshiba to commence production of the Company's next generation multimedia accelerator products. NeoMagic does not expect that a significant portion of the Company's wafer requirements will be met by Toshiba before calendar 1998. The Company expects that, for the foreseeable future, each of its products will be single source manufactured. Because the lead time needed to establish a strategic relationship with a new DRAM partner is at least twelve months and the estimated time for Mitsubishi Electric to switch to a new product line is four to six months, there is no readily available alternative source of supply for any specific product. A disruption of manufacturing facilities at one of the partner's plants would disrupt the Company's production of particular for a substantial period of time. In the event that the process improvements at Mitsubishi Electric or the relationship with Toshiba is unsuccessful or delayed beyond the Company's expectations, the Company's business, financial condition and results of operation would be materially and adversely affected.

  Until recently, Mitsubishi Electric supplied wafers to the Company on a purchase order basis. In January 1997, the Company and Mitsubishi Electric entered into a five year wafer supply agreement setting forth the terms of their relationship (the "Mitsubishi Electric Agreement"). In February 1997, the Company entered into a similar five-year wafer supply agreement with Toshiba (the "Toshiba Agreement"). Under the Mitsubishi Electric Agreement and the Toshiba Agreement, the Company is obligated to provide a rolling 12 month forecast of anticipated purchases and to place binding purchase orders four months prior to shipment. If the Company cancels a purchase order, it must pay cancellation penalties based on the status of work-in-process or the proximity of the cancellation to the shipment date. Forecasts of monthly purchases may not increase or decrease by more than a certain percentage from the previous month's forecast without the manufacturer's consent. The Mitsubishi Electric Agreement and the Toshiba Agreement also provide that the parties will indemnify each other with respect to certain third party intellectual property claims.

  The Company's manufacturing arrangements require it to make forecasts and place purchase orders for wafers long before it receives purchase orders from its own customers. This limits the Company's ability to react to fluctuations in demand for its products, which can be unexpected and dramatic, and often will cause the Company to have an excess or shortage of wafers for a particular product. As a result of the long lead time for manufacturing wafers, semiconductor companies such as the Company from time to time must take charges for excess inventory. For example, the Company booked charges totaling $1.5 million for excess inventory in fiscal 1997. Significant write-offs of excess inventory could materially and adversely affect the Company's financial condition and results of operations. Conversely, failure to order sufficient wafers would cause the Company to miss revenue opportunities and, if significant, could impact sales by the Company's customers, which could adversely affect the Company's customer relationships and thereby materially adversely affect the Company's business, financial condition and results of operations.

  The Company's products are assembled and tested by third party subcontractors. The Company does not have long-term agreements with any of these subcontractors. As a result of this reliance on third party subcontractors to assemble and test its products, the Company cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacture or assembly of the Company's products. Due to the amount of time normally required to qualify assembly and test subcontractors, if the Company is required to find alternative subcontractors, shipments could be delayed significantly. Any problems associated with the delivery, quality or cost of the assembly and test of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

SALES AND MARKETING

  NeoMagic's sales and marketing strategy is an integral part of the Company's effort to become a leading supplier of multimedia accelerators to the leading manufacturers of notebook PCs. To meet customer requirements and achieve design wins, the Company's sales and marketing personnel work closely with its customers, business partners and key industry trend setters to define product features, performance, price, and market timing of new products. The Company employs a sales force with a high level of technical expertise and product and industry knowledge to support a lengthy and complex design win process. Additionally, the Company employs a highly trained team of application engineers to assist customers in designing, testing and qualifying system designs that incorporate NeoMagic products. The Company believes that the depth and quality of this design support are key to improving customers' time-to-market, maintaining a high level of customer satisfaction and encouraging customers to utilize subsequent generations of NeoMagic's products.

  In many cases, notebook PCs are designed and manufactured by third party system manufacturers on behalf of the final brand name OEM. NeoMagic focuses on developing long-term customer relationships with both the system manufacturer and the brand name OEMs. The Company believes that this approach increases the likelihood of design wins, improves the overall quality of support and enables timely release of customer product to market.

  In the United States, the Company sells its products to key customers primarily through direct sales. In Japan, DIA Semicon acts as the Company's sales representative. In Taiwan, Regulus acts as the Company's sales representative, with support from the Company's Taiwan country manager. As of December 31, 1996, NeoMagic employed 18 individuals in its sales, marketing and support organization and maintained regional sales offices in Austin, Texas and Taipei, Taiwan.

  During fiscal 1996, sales to Quanta, Compal and Hewlett-Packard accounted for approximately 34.6%, 28.6% and 14.4% of net sales, respectively. During fiscal 1997, sales to Sony, Compal and Arima accounted for approximately 31.6%, 19.8% and 14.6% of net sales, respectively. Quanta, Compal, Sony and Arima are system manufacturers for brand name OEMs. No other customers represented more than 10% of the Company's net sales for either of such periods. Sales to the Company's top five customers accounted for 100% and 79.7% of net sales for fiscal 1996 and 1997, respectively. Sales to customers located outside the United States accounted for 90.0% and 96.2% of the Company's net sales for fiscal 1996 and 1997, respectively.

PROPRIETARY RIGHTS

  The Company relies in part on patents to protect its intellectual property. In the United States, the Company has been issued two patents, each covering certain aspects of the design and architecture of the Company's multimedia accelerators. In addition, the Company has several patent applications pending in the United States Patent and Trademark Office (the "PTO"). There can be no assurance that the Company's pending patent applications or any future applications will be approved, or that any issued patents will provide the Company with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around any patents that may be issued to the Company.

  The Company also relies on a combination of mask work protection, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect its intellectual property. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent intellectual property or otherwise gain access to the Company's trade secrets or intellectual property or disclose such intellectual property or trade secrets or that the Company can meaningfully protect its intellectual property. A failure by the Company to meaningfully protect its intellectual property could have material adverse effect on the Company's business, financial condition and results of operations.

  As a general matter, the semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. The Company in the past has been, and in the future may be, notified that it may be infringing the intellectual property rights of third parties. In November 1994, Cirrus Logic filed suit against the Company and certain of its employees claiming, among other things, breach of fiduciary duty, breach of and interference with contract and misappropriation of trade secrets. The Company and Cirrus Logic settled the lawsuit in June 1996, but the Company incurred an aggregate of $703,000 in expenses in connection with such litigation during fiscal 1995 and fiscal 1996. This settlement did not involve cash payments but did include a non-solicitation provision and certain contingent cross-licensing provisions. In late February 1997, the Company received a written notice from Cirrus Logic asserting that the Company's MagicGraph128, MagicGraph128V and MagicGraph128ZV products infringe three United States patents held by Cirrus Logic. The Company believes, based upon advice rendered by its patent counsel, Townsend and Townsend and Crew LLP, that the Company's MagicGraph128, MagicGraph128V and MagicGraph 128ZV products do not infringe any of the claims of these patents. However, there can be no assurance that Cirrus Logic will not file a lawsuit against the Company or that the Company would prevail in any such litigation.

  In October 1996 the Company has notified by two of its customers that they had received a letter from the holder of a United States patent asserting that the video/graphics subsystem in such customers' notebook PCs, which use the Company's MagicGraph128 and MagicGraph128V products, infringe certain claims of the patent. The Company has certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by its products. There can be no assurance that the Company's potential obligations to indemnify such customers will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes, based upon advise rendered by its patent counsel, Townsend and Townsend and Crew LLP, that the Company's MagicGraph128 and MagicGraph128V products do not infringe any of the claims of such patent. Although there have been no further communications regarding this matter since October 1996, there can be no assurance that the holder of such patent will not file a lawsuit against the Company or its customers, that the Company or such customers would prevail in any such litigation, or that such customers will continue to purchase the Company's products under the threat of potential litigation.

  Any patent litigation, whether or not determined in the Company's favor or settled by the Company, would at a minimum be costly and could divert the efforts and attention of the Company's management and technical personnel from productive tasks, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that infringement claims by third parties or claims for indemnification by other customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. In the event of any adverse ruling in any such matter, the Company could be required to pay substantial damages, which could include treble damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or to obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance, however, that a license would be available on reasonable terms or at all. Any limitations on the Company's ability to market its products, or delays and costs associated with redesigning its products or payments of license fees to third parties, or any failure by the Company to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The market for multimedia accelerators for notebook PCs in which the Company competes is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. NeoMagic believes that the principal factors of competition in this market are performance, price, features, power consumption, size, weight and software support. The ability of the Company to compete successfully in the rapidly evolving notebook PC market depends on a number of factors, including success in designing and subcontracting the manufacture of new products that implement new technologies, product quality, reliability, price, the efficiency of production, design wins for NeoMagic's integrated circuits, ramp up of production of the Company's products for particular system manufacturers, end-user acceptance of the system manufacturers' products, success of competitors' products and general economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

  NeoMagic competes with major domestic and international companies, most of which have substantially greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of their products. The Company's principal competitors include Chips & Technologies, Cirrus Logic, S3 and Trident. NeoMagic may also face increased competition from new entrants into the notebook PC multimedia accelerator market including from companies currently selling products designed for desktop PCs. Furthermore, the Company expects that many of its competitors will seek to develop and introduce products that integrate large DRAM with analog and logic circuitry on a single chip. For example, Chips & Technologies and Trident have recently announced separate programs to introduce in conjunction with Samsung, the world's largest DRAM manufacturer, an integrated multimedia acceleration solution for the notebook PC market that would compete directly with the Company's products. Potential competition also could come from manufacturers that integrate a microprocessor with a multimedia controller. Although Intel has not announced any such product, Cyrix recently announced such a product. To the Company's knowledge, the Cyrix product does not eliminate the need for multimedia accelerators in notebook PCs. The successful commercial introduction of such a product that eliminates the need for a separate multimedia accelerator in notebook PCs could have a material adverse impact on the Company's business, financial condition and results of operations.

  Some of the Company's current and potential competitors operate their own manufacturing facilities. Since the Company does not operate its own manufacturing facility and must make binding commitments to purchase products, it may not be able to reduce its costs and cycle time or adjust its production to meet demand as rapidly as companies that operate their own facilities, which could have a material adverse effect on its business, financial condition and results of operations. Additionally, a significant reduction in the price of DRAMs could cause the Company's products to be less competitively priced, potentially affecting ongoing product pricing as well as resulting in the loss of design wins for new notebook PCs.

BACKLOG

  Sales of the Company's products are made pursuant to standard purchase orders that are cancelable without significant penalties. In addition, purchase orders are subject to price renegotiations and to changes in quantities of products and delivery schedules in order to reflect changes in customers' requirements and manufacturing availability. A large portion of the Company's sales are made pursuant to short lead time orders. In addition, the Company's actual shipments depend on the manufacturing capacity of the Company's suppliers and the availability of products from such suppliers. As a result of the foregoing factors, the Company does not believe that backlog at any give time is a meaningful indicator of future sales.

EMPLOYEES

  As of January 31, 1997, the Company employed a total of 94 full-time employees, including 47 in research and development, 9 in customer service and applications engineering, 11 in sales and marketing, 10 in manufacturing and 17 in finance and administration. The Company also employs, from time to time, a number of temporary and part-time employees as well as consultants on a contract basis. The Company's employees are not represented by a collective bargaining organization, and the Company believes that its relations with its employees are good.

FACILITIES

  The Company's corporate headquarters, which is also its principal administrative, selling and marketing, customer service, applications engineering and product development facility, is located in Santa Clara, California and consists of approximately 45,000 square feet under a lease which expires on April 30, 2003. The Company has subleased approximately 12,000 square feet of its office space under a sublease that expires March 31, 1998, and approximately 3,200 square feet of office space under another sublease that expires May 31, 1997. The Company also leases a small sales office in Austin, Texas. The Company believes its existing facilities are adequate for its current needs and that additional space for growth will be met as the expiration of the current sublease arrangements occur.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company as of February 25, 1997 are as follows:

                NAME                     AGE                      POSITION
                ----                     ---                      --------
Kamran Elahian..........................  42 Chairman of the Board
Prakash C. Agarwal......................  43 President, Chief Executive Officer and Director
Dr. Clement Leung.......................  47 Vice President, Engineering
Deepraj Puar............................  51 Vice President, Technology
Ibrahim Korgav..........................  48 Vice President, Manufacturing Operations
Ron Jankov..............................  38 Vice President, Sales
Niall Bartlett..........................  36 Vice President, Marketing
Merle McClendon.........................  41 Vice President, Finance and Chief Financial Officer
Irwin Federman(1).......................  61 Director
Michael Moritz(1).......................  42 Director
James Lally(2)..........................  52 Director
Brian P. Dougherty(2)...................  40 Director

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  Kamran Elahian, a co-founder of the Company, has been Chairman of the Board since the Company's inception in 1993. Mr. Elahian has co-founded several Silicon Valley companies since 1981, including CAE Systems, Inc., a computer-aided engineering software company, Cirrus Logic, a semiconductor manufacturer and Momenta Corporation, a pen-based computer company. In addition to his duties as Chairman of the Company, Mr. Elahian is the Chairman and Chief Executive Officer of PlanetWeb, Inc., an Internet software company ("PlanetWeb"). Mr. Elahian holds a BS in Computer Science, a BS in Mathematics and a Masters of Engineering from the University of Utah.

  Prakash C. Agarwal, a co-founder of the Company, has been President, Chief Executive Officer, and a Director of the Company since its inception in 1993. Mr. Agarwal has over 19 years of engineering, marketing, and general management experience in the semiconductor industry. Prior to joining the Company, he was employed as Vice President and General Manager of Cirrus Logic's Portable Product Division. Mr. Agarwal holds a BS and a MS degree in Electrical Engineering from the University of Illinois.

  Dr. Clement Leung, a co-founder of the Company, has served as Vice President, Engineering since the Company's inception in 1993. Dr. Leung has 12 years of engineering and management experience in the semiconductor industry, primarily in the areas of integrated circuit design and computer-aided design systems. Prior to joining the Company, he was employed as Director of Engineering of Cirrus Logic's Portable Product Division. Dr. Leung holds an SB, an SM and a Ph.D. degree from the Massachusetts Institute of Technology.

  Deepraj Puar, a co-founder of the Company, has been Vice President, Technology since the Company's inception in 1993. Mr. Puar has 26 years of engineering and management experience in the semiconductor industry, primarily in the area of memory design and development. Prior to joining the Company, Mr. Puar was employed by Cirrus Logic as its Director of Memory and Circuits Engineering. Mr. Puar holds a B.TECH degree from the Indian Institute of Technology (India) and a MSEE degree from Michigan State University.

  Ibrahim Korgav joined the Company in 1994 as Vice President, Manufacturing Operations. Mr. Korgav has 20 years of experience in manufacturing management in the semiconductor industry. Prior to joining the Company, Mr. Korgav was the Vice President of Operations and a co-founder of Micro Linear Corporation, a semiconductor manufacturer. Mr. Korgav holds a MS degree in Mechanical Engineering from the University of Tulsa.

  Ron Jankov joined the Company in October 1995 as Vice President, Sales. Mr. Jankov has 15 years of engineering, operations and sale management experience in the semiconductor industry. From 1994 to 1995 he was employed by Cyrix Corporation, a microprocessor manufacturer, as its Vice President of Asia Operations. From 1990 to 1994, he served as General Manager of Accell, a Taiwan-based semiconductor engineering and sales company. Mr. Jankov holds a BS degree in Physics from Arizona State University.

  Niall Bartlett joined the Company in November 1995 as Vice President, Marketing. Mr. Bartlett has 12 years of marketing and engineering experience in display and multimedia systems. From 1994 to 1995, he was employed as Multimedia Business Unit Director at Integrated Circuit Systems, Inc., a semiconductor manufacturer. From 1991 to 1994, Mr. Bartlett was Director of Marketing and Development of the semiconductor division of Media Vision, Inc., a multimedia company. Mr. Bartlett holds a BS degree in Electronic Engineering from the University of Southampton (England).

  Merle McClendon joined the Company in January 1997 as its Vice President, Finance and Chief Financial Officer. Ms. McClendon has 18 years of finance experience. From 1993 through 1996, Ms. McClendon was Vice President and Corporate Controller at S3 Incorporated, a semiconductor company. From 1980 to 1993, Ms. McClendon was employed by Deloitte and Touche, most recently as a Senior Manager. Ms. McClendon is a Certified Public Accountant and holds a BS degree in Business Administration from San Jose State University.

  Irwin Federman has served as a Director of the Company since March 1994. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since 1990. Mr. Federman serves on the Boards of Directors of TelCom Semiconductor, Inc., a semiconductor products company, SanDisk Corporation, a semiconductor company, Western Digital Corporation, a disk drive manufacturer, Komag Incorporated, a thin film media manufacturer and CheckPoint Software Technologies, Ltd, a network security software company. He received a BS degree in Accounting from Brooklyn College and holds an honorary Doctorate of Engineering Science from Santa Clara University.

  Michael Moritz has served as a Director of the Company since July 1993. Mr. Moritz joined Sequoia Capital, a venture capital firm, in 1986. He also serves on the Board of Directors of Visigenic Software, Inc., a software company, Yahoo! Inc., an Internet directory company and Flextronics International, Inc., a contract electronics manufacturer. Mr. Moritz received an MBA from the Wharton School in 1978 and an MA in History at Oxford University in 1976.

  Jim Lally has served as a Director of the Company since July 1993. Mr. Lally has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1981. He currently serves on the boards of NetFRAME Systems, a network server company, Visioneer Communications, Inc., a computer peripherals manufacturer, and Ascend Communications, Inc., a networking company. He holds a BS degree in Electrical Engineering from Villanova University.

  Brian P. Dougherty joined the Company as a Director in January 1997. Mr. Dougherty is a founder and serves as Chairman of Wink Communications, a developer of interactive television software. From its inception in 1983 through 1994, Mr. Dougherty served as Chief Executive Officer of Geoworks, a consumer computing device operating system manufacturer, and continues to serve as its Chairman. Mr. Dougherty holds a BS degree in Electrical Engineering from the University of California at Berkeley.

  Each director will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each officer serves at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

  The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee, which is comprised of Messrs. Dougherty and Lally, administers the Stock Plan, the Purchase Plan and all matters concerning executive compensation. The Audit Committee, which is comprised of Messrs. Federman and Moritz, approves the Company's independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates the Company's internal audit and control functions. These committees were established in January 1997.

DIRECTOR COMPENSATION

  The Company does not pay any compensation to directors for serving in that capacity, nor does it reimburse directors for expenses incurred in attending board meetings. However, the Chairman is compensated for certain services provided to the Company. See "Certain Transactions-Arrangements with Chairman."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a Compensation Committee during its fiscal 1997. During fiscal 1997, all decisions regarding executive compensation were made by the full Board of Directors. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other Company, nor has any such interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and agents and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

  The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other Company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid by the Company during the fiscal year ended January 31, 1997 to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers who earned in excess of $100,000 during such fiscal year (collectively, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                    LONG TERM
                                         ANNUAL    COMPENSATION
                                      COMPENSATION    AWARDS
                                      ------------ ------------
                                                    SECURITIES
                                                    UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITION       SALARY($)   OPTIONS (#)  COMPENSATION(1)
     ---------------------------      ------------ ------------ ---------------
Prakash C. Agarwal
 President and Chief Executive
 Officer.............................   $189,313     650,000        $6,577
Dr. Clement Leung
 Vice President, Engineering.........    125,102     225,000         4,800
Deepraj Puar
 Vice President, Technology..........    125,194     225,000         6,558
Ron Jankov
 Vice President, Sales...............    167,521     100,000         2,338
Niall Bartlett
 Vice President, Marketing...........    120,053      90,000         5,311

--------
(1) Consists of premiums paid on health and term life insurance.

OPTION GRANTS IN FISCAL 1997

  The following table provides information concerning grants of options to purchase the Company's Common Stock made to each of the Named Officers during fiscal 1997.

                         OPTION GRANTS IN FISCAL 1997

                                              INDIVIDUAL GRANTS(1)
                         ---------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED ANNUAL
                                                                                          RATES OF STOCK PRICE
                                                                                         APPRECIATION FOR OPTION
                               NUMBER OF         % OF TOTAL                                      TERM(3)
                         SECURITIES UNDERLYING OPTIONS GRANTED EXERCISE PRICE EXPIRATION -----------------------
          NAME              OPTIONS GRANTED     TO EMPLOYEES    PER SHARE(2)     DATE        5%         10%
          ----           --------------------- --------------- -------------- ---------- -----------------------
Prakash C. Agarwal......        500,000(4)          14.8%          $ .80       03/07/06  $  251,558 $    637,497
Prakash C. Agarwal......        150,000(5)           4.4%           7.50       12/12/06     707,506    1,792,960
Dr. Clement Leung.......        175,000(4)           5.2%            .80       03/07/06      88,045      223,124
Dr. Clement Leung.......         50,000(5)           1.5%           7.50       12/12/06     235,835      597,653
Deepraj Puar............        175,000(4)           5.2%            .80       03/07/06      88,045      223,124
Deepraj Puar............         50,000(5)           1.5%           7.50       12/12/06     235,835      597,653
Ron Jankov..............         50,000(5)           1.5%            .80       03/07/06      25,156       63,750
Ron Jankov..............         50,000(6)           1.5%           3.50       10/10/06     110,057      278,905
Niall Bartlett..........         50,000(5)           1.5%            .80       03/07/06      25,156       63,750
Niall Bartlett..........         40,000(7)           1.2%           7.50       12/12/06     188,668      478,123

--------
(1) All options granted during the fiscal year were granted under the Stock Plan. Each option becomes exercisable according to a vesting schedule, subject to the employee's continued employment with the Company. See "Employee Benefit Plans."


(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board. The Company's Common Stock was not traded publicly at the time of the option grants to the Named Officers.


(3) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the deemed fair market value of the Common Stock from the date of grant to the date of this Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(4) This option was granted by the Board on March 7, 1996, with vesting to commence on July 1, 1997. This option will vest ratably on a monthly basis over a period of 30 months.

(5) This option was granted by the Board on December 12, 1996, with vesting to commence on January 1, 2000. This option will vest ratably on a monthly basis over a period of 12 months.

(6) This option was granted by the Board on October 10, 1996, with vesting to commence on October 10, 1996. One-fourth of the shares covered by this option will vest on October 10, 1997 and 1/48 of the shares will vest ratably each month thereafter.

(7) This option was granted by the Board on December 12, 1996, with vesting to commence on January 1, 1997. One-fourth of the shares covered by this option will vest on January 1, 1998 and 1/48 of the shares will vest ratably each month thereafter.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth for each of the Named Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options at January 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of January 31, 1997, as determined by the Board of Directors.

       AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 VALUES

                                                       NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                              OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                         JANUARY 31, 1997(2)    JANUARY 31, 1997(1)(2)
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
   NAME                  ON EXERCISE(2)  REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  --------------- ----------- ----------- ------------- ----------- -------------
Prakash C. Agarwal......     500,000        $ --       150,000        --       $      --        --
Dr. Clement Leung.......         --           --       225,000        --        1,172,500       --
Deepraj Puar............         --           --       225,000        --        1,172,500       --
Ron Jankov..............      50,000          --        50,000        --          200,000       --
Niall Bartlett..........         --           --        90,000        --          335,000       --

--------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at January 31, 1997 ($7.50 per share, as determined by the Board of Directors) and the exercise price of the options.

(2) Options granted under the Stock Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering a restricted stock purchase agreement with the Company with respect to any unvested shares.

EMPLOYEE BENEFIT PLANS

  AMENDED AND RESTATED 1993 STOCK PLAN

  The Company's Amended and Restated 1993 Stock Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The original plan was approved initially by the Board of Directors and the stockholders in July 1993. The Stock Plan was approved by the Board of Directors in December 1996 and by the stockholders in February 1997. Unless terminated sooner, the Stock Plan will terminate automatically in December 2003. A total of 7,775,000 shares of Common Stock are currently authorized for issuance pursuant to the Stock Plan, of which 2,427,387 were available for issuance at January 31, 1997. As of January 31, 1997, 3,443,487 shares had been issued upon the exercise of stock options or stock purchase rights granted under the Stock Plan, and 2,440,750 shares were subject to outstanding options.

  The Stock Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Committee has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the Stock Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the Stock Plan.

  Options and SPRs granted under the Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the

Stock Plan must generally be exercised within 30 days of the end of optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Committee determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Committee. The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the Stock Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the Stock Plan may not exceed ten years.

  The Stock Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted for as described in the preceding sentence, the Optionee shall fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise have been vested and be exercisable. In the event that an option or SPR becomes exercisable in full in the event of a merger or sale of assets, the Committee shall notify the optionee that the option or SPR shall be fully vested and exercisable for a period of fifteen
(15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

  1997 EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1996 and approved by the stockholders in February 1997. A total of 500,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is implemented by consecutive and overlapping twenty-four month offering periods that begin every six months. Each twenty-four month offering period includes four six-month purchase periods, during which payroll deductions are accumulated and at the end of which, shares of Common Stock are purchased with a participant's accumulated payroll deductions, except for the first such offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before March 1, 1999. The Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 10% of an employee's compensation (excluding commissions, overtime and other bonuses and incentive compensation), subject to the limitations of Section 423(b)(8) of the Internal Revenue Code. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the relevant purchase period. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors shall shorten the offering period then in progress (so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets). The Purchase Plan will terminate in December 2007. The Board of Directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

                             CERTAIN TRANSACTIONS

  On July 20, 1993 and September 16, 1993, the Company sold in the aggregate 3,050,200 shares of Series A Preferred Stock at a price per share of $.50. On February 11, 1994, the Company issued 10,250 shares of Series A Preferred in exchange for shares of Common Stock held by the Company's founders (including executive officers and the Chairman of the Board) at an exchange ratio of 500 shares of Common Stock for each share of Series A Preferred. This exchange ratio was negotiated among such founders, the Company and the other Series A Preferred Stock investors pursuant to a recapitalization of the Company. The 500-to-1 ratio reflects the ratio of the purchase price of the Series A Preferred Stock and the purchase price of the Common Stock at the time of its acquisition. On March 10, 1994, the Company issued 2,539,999 shares of Series B Preferred Stock at a price per share of $.625 pursuant to the exercise of warrants issued on July 20, 1993 and September 16, 1993. On July 6, 1994 and August 30, 1994, the Company sold in the aggregate 3,839,165 shares of Series C Preferred Stock at a price per share of $1.50. On June 30, 1995 and August 10, 1995, the Company sold in the aggregate 2,820,000 shares of Series D Preferred Stock at a price per share of $2.85. Simultaneously with the consummation of this offering, all shares of Preferred Stock will be converted into an aggregate of 12,259,614 shares of Common Stock.

  Listed below are those directors, executive officers and five percent stockholders who have made equity investments in the Company during the last three fiscal years. The Company believes that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than the Company could have obtained from unaffiliated third parties.

                                                                    AGGREGATE
                          SERIES A  SERIES B  SERIES C  SERIES D      CASH
       STOCKHOLDER        PREFERRED PREFERRED PREFERRED PREFERRED CONSIDERATION
       -----------        --------- --------- --------- --------- -------------
Entities associated with
 Japan Associated
 Finance Co., Ltd........       --       --   1,000,000  350,877   $2,500,000
Entities associated with
 Kleiner Perkins
 Caufield & Byers (1).... 1,500,000  833,333    833,333  350,877    3,520,832
Entities associated with
 Sequoia Capital(2)...... 1,500,000  833,333    833,333  350,877    3,520,832
Entities associated with
 U.S. Venture
 Partners(3).............       --   833,333    833,333  421,053    2,970,834

--------
(1) KPCB VI Associates, which is the general partner of each of these entities, has seven general partners, each of whom share investment and voting power over the shares held by KPCB VI Associates. James Lally, a director of the Company, is a general partner of KPCB VI Associates. Mr. Lally disclaims beneficial ownership of the shares except to the extent of his proportionate interest therein.

(2) Each of these entities are affiliated with Sequoia Partners (O). Sequoia Partners (O) has eight general partners. Each of these general partners shares voting and investment power over the shares held by Sequoia Partners (O). Michael Moritz, a director of the Company, is a general partner of Sequoia Partners (O). Mr. Moritz disclaims beneficial ownership of the shares held by such entities to the extent of his proportionate interest therein.

(3) Presidio Management Group IV, L.P. ("Presidio"), which is the general partner of each of these entities, has five general partners, each of whom shares voting and investment power over the shares held by Presidio. Irwin Federman, a director of the Company, is a general partner of Presidio. Mr. Federman disclaims beneficial ownership of the shares held by Presidio except to the extent of his proportionate interest therein.

  The Company has entered into an Indemnification Agreement with each of its executive officers and directors.

  The Company has granted options to certain of its executive officers. See "Management--Option Grants in Last Fiscal Year."

  Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

  Kamran Elahian, Chairman of the Board of the Company, receives an annual salary in the amount of $70,000 for services rendered to the Company, which include participation in the establishment and management of key customer and manufacturing relationships. In addition, on March 7, 1996 Mr. Elahian was granted an option to purchase 175,000 shares of the Company's Common Stock at an exercise price of $.80 per share, subject to vesting, and on December 12, 1996 was granted an option to purchase 30,000 shares of the Company's Common Stock at an exercise price of $7.50 per share, subject to vesting. Both options were granted pursuant to the Stock Plan.

  In March 1994, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan to Prakash Agarwal, the President, Chief Executive Officer, and a director of the Company, in the principal amount of $34,925 at an annual interest rate of 4.01%, pursuant to a promissory note secured by a pledge of 1,397,000 shares of Common Stock held by Mr. Agarwal. In April 1996, in connection with the exercise of an option to purchase 500,000 shares of Common Stock, the Company provided a loan to Mr. Agarwal in the aggregate principal amount of $400,000 at an annual interest rate of 5.88% pursuant to two promissory notes secured by a pledge of an aggregate of 500,000 shares of Common Stock held by Mr. Agarwal. As of January 31, 1997, an aggregate amount of $456,650 remained outstanding on the three promissory notes, which is the largest aggregate amount of indebtedness outstanding as of such date under such note.

  In March 1994, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan to Dr. Clement Leung, the Vice President, Engineering of the Company in the principal amount of $22,450 at an annual interest rate of 4.01%, pursuant to a promissory note secured by a pledge of 898,000 shares of Common Stock held by Dr. Leung. As of January 31, 1997, an aggregate amount of $25,076 remained outstanding on the promissory note, which is the largest aggregate amount of indebtedness outstanding under such note.

  In March 1994, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan to Deepraj Puar, the Vice President, Technology of the Company in the principal amount of $22,450 at an annual interest rate of 4.01%, pursuant to a promissory note secured by a pledge of 898,000 shares of Common Stock held by Mr. Puar. As of January 31, 1997, an aggregate amount of $25,076 remained outstanding on the promissory note, which is the largest aggregate amount of indebtedness outstanding under such note.

  In June 1994, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan in the principal amount of $15,000 to Ibrahim Korgav, Vice President of Manufacturing, at an annual interest rate of 6.80% pursuant to a promissory note secured by a pledge of 300,000 shares of Common Stock held by Mr. Korgav. As of January 31, 1997, an aggregate amount of $16,658 remained outstanding on the promissory note, which is the largest aggregate amount of indebtedness outstanding as of such date under such note. In July 1994, in connection with his offer of employment with the Company, the Company provided a loan to Mr. Korgav in the principal amount of $63,956.93 at an annual interest rate of 5.63%, pursuant to a promissory note. The loan was used to repay certain obligations owed by Mr. Korgav to his former employer and to exercise certain options to purchase shares of such employer. Mr. Korgav repaid to the Company $14,000 of the principal and accrued interest in July 1995 and paid the remaining balance of principal and accrued interest in December 1995. The largest aggregate indebtedness outstanding under such notes in the last three fiscal years was $83,662.71.

  In December 1995, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan to Ron Jankov, the Vice President, Sales of the Company in the principal amount of $76,950 at an annual interest rate of 5.91% pursuant to a promissory note secured by a pledge of 270,000 shares held by Mr. Jankov. In April 1996, in connection with the exercise of option to purchase 50,000 shares of Common Stock, the Company provided a loan to Mr. Jankov in the principal amount of $40,000 at an interest rate of 5.88% pursuant to a promissory note secured by a pledge of 50,000 shares of Common Stock held by Mr. Jankov. As of January 31, 1997, an aggregate amount of $123,641 remained outstanding on the two promissory notes, which is the largest aggregate amount of indebtedness outstanding under such notes.

  In December 1995, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan to Niall Bartlett, Vice President, Marketing of the Company in the principal amount of $57,000 at an annual interest rate of 5.91% pursuant to a promissory note secured by a pledge of 200,000 shares held by Mr. Bartlett. As of January 31, 1997, an aggregate amount of $60,649 remained outstanding on this promissory note, which is the largest aggregate amount of indebtedness outstanding under such notes.

  In March 1994, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan to Chet Bassetti, the Flat-Panel Technology Manager, in the principal amount of $22,450 at an annual interest rate of 4.01% pursuant to a promissory note secured by a pledge of 898,000 shares of Common Stock held by Mr. Bassetti. On December 26, 1996, Mr. Bassetti repaid the remaining $25,000 in principal and interest. The largest aggregate amount of indebtedness outstanding during the last three years was $25,000.

  In March 1994, in connection with the purchase of restricted shares of Common Stock, the Company provided a loan to Kamran Elahian, the Chairman of the Board, in the principal amount of $22,450 at an annual interest rate of 4.01% pursuant to a promissory note secured by a pledge of 898,000 shares of Common Stock held by Mr. Elahian. In April 1996, in connection with the exercise of an option to purchase 125,000 shares of Common Stock, the Company provided a loan to Mr. Elahian in the principal amount of $100,000 at an annual interest rate of 5.88% pursuant to a promissory note secured by a pledge of the Common Stock so acquired. As of January 31, 1997, and aggregate amount of $129,486 remained outstanding on the two promissory notes, which is the largest aggregate amount of indebtedness outstanding under such notes.

  In September 1996, in connection with the resignation of the Company's then current Chief Financial Officer, Lori Holland, the Company agreed to pay Ms. Holland $12,500 per month through February 28, 1997. In addition, the Company released 97,500 shares of Common Stock held by Ms. Holland from a right of repurchase in favor of the Company set forth in the agreement pursuant to which Ms. Holland purchased such shares from the Company.

  In June 1996, the Company entered into a Sublease Agreement with PlanetWeb. Kamran Elahian, a co-founder of the Company and its Chairman, is the founder of PlanetWeb and is its Chairman and Chief Executive Officer. The Sublease Agreement provides for a sublease of 3,166 square feet of office space at the Company's principal office for a term beginning on May 28, 1996 through and including May 31, 1997. Pursuant to the Sublease Agreement, PlanetWeb is obligated to pay $300 per month for janitorial services and rent according to the following schedule: $1.00 per square foot during months one through three, $1.50 per square foot during months four through six and $1.75 per square foot during months seven through 12.

  The Company believes that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties. All future transactions between the Company and its principal officers, directors and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors and will be on terms no less favorable that could be obtained from unrelated third parties. In addition, the Board of Directors has voted that any loans or guarantees in the future by the Company for its officers, directors or affiliates will be approved by a majority of the independent and disinterested members of the Board on the basis that such loans or guarantees will be made only for bona fide business purposes.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of January 31, 1997 and as adjusted to reflect the sale of Common Stock offered hereby for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Officers and (iv) all directors and officers as a group and (v) each selling stockholder.

                                                   NUMBER OF
                                                     SHARES         PERCENT
                                                  BENEFICIALLY   BENEFICIALLY
                                                    OWNED(1)      OWNED(2)(3)
                                                  ------------ -----------------
                                                                BEFORE   AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER    OFFERING OFFERING
------------------------------------              ------------ -------- --------
Entities affiliated with KPCB VI Associates(4)..    3,517,543    17.3%    15.1%
 2750 Sand Hill Road
 Menlo Park, CA 94025
Entities affiliated with Sequoia Capital(5).....    3,517,543    17.3     15.1
 3000 Sand Hill Road
 Building 4, Suite 280
 Menlo Park, CA 94025
Entities affiliated with U.S. Venture Partners
 IV, L.P.(6)....................................    2,087,719    10.3      8.9
 2180 Sand Hill Road
 Suite 300
 Menlo Park, CA 94025
Japan Associated Finance Co., Inc.(7)...........    1,350,877     6.6      5.8
 Tekko Building
 1-8-2, Marunouchi, Chiyoda-Ku
 Tokyo, Japan 100
Kamran Elahian(8)...............................    1,054,800     5.2      4.5
Irwin Federman(6)...............................    2,087,719    10.3      8.9
Michael Moritz(5)...............................    3,517,543    17.3     15.1
James Lally(4)..................................    3,517,543    17.3     15.1
Chet Bassetti(9)................................      927,800     4.6      4.0
Prakash C. Agarwal(10)..........................    1,449,800     7.1      6.2
Dr. Clement Leung(11)...........................    1,118,800     5.4      4.7
Deepraj Puar(12)................................      524,800     2.6      2.2
Ron Jankov(13)..................................      370,000     1.8      1.6
Ibrahim Korgav(14)..............................      387,500     1.9      1.7
Niall Bartlett(15)..............................      290,000     1.4      1.2
All directors and officers as
 a group(4), (5), (6), (8), (10)-(15)...........   14,318,505    67.7%    59.2%
OTHER SELLING STOCKHOLDERS
Additional Selling Stockholders (3 persons),
 each holding less than 1% of Common Stock prior
 to offering....................................      173,000       *        *

--------
   * Less than 1% of the outstanding shares.
 (1) Assumes no exercise of the Underwriter's over-allotment option. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Percent of the outstanding shares of Common Stock, treating as outstanding all shares of Common Stock issuable on exercise of options held by the particular beneficial owner that are included in the first column.

 (3) This column assumes no exercise of the Underwriter's over-allotment option and does not reflect the issuance of any shares pursuant to the Direct Sales. If, however, the Underwriters' over-allotment option is exercised in full, certain stockholders will sell an aggregate of 100,000 shares of Common Stock. Specifically, in such event, in addition to those share amounts set forth in the table above, (i) Kamran

     Elahian will sell an aggregate of 15,000 shares and will beneficially own 1,039,800 shares, which is 4.4% of the Company's outstanding Common Stock, after completion of this Offering, (ii) Chet Bassetti will sell an aggregate of 10,000 shares and will beneficially own 917,800 shares, which is 3.9% of the Company's outstanding Common Stock, after completion of the Offering, (iii) Prakash Agarwal will sell an aggregate of 15,000 shares and will beneficially own 1,434,800 shares, which is 6.0% of the Company's outstanding Common Stock, after completion of the Offering, (iv) Dr. Clement Leung will sell an aggregate of 15,000 shares and will beneficially own 1,103,800 shares, which is 4.6% of the Company's outstanding Common Stock, after completion of the Offering, (v) Deepraj Puar will sell an aggregate of 15,000 shares and will beneficially own 509,800 shares, which is 2.1% of the Company's outstanding Common Stock, after completion of the Offering, (vi) Ibrahim Korgav will sell an aggregate of 15,000 shares and will beneficially own 372,500 shares, which is 1.6% of the Company's outstanding Common Stock, after completion of the Offering, (vii) Niall Bartlett will sell an aggregate of 10,000 shares and will beneficially own 280,000 shares, which is 1.6% of the Company's outstanding Common Stock, after completion of the Offering, and (viii) three other stockholders, each of whom owns less than 1% of the Company's outstanding stock, will sell an aggregate of 5,000 shares and will beneficially own 168,000 shares, which is .7% of the Company's outstanding Common Stock, after completion of the Offering.

 (4) Includes 3,052,211 shares held by Kleiner Perkins Caufield & Byers VI and 465,332 shares held by KPCB VI Founders Fund. KPCB VI Associates is the general partner of Kleiner Perkins Caufield & Byers VI and KPCB VI Founders Fund. KPCB VI Associates has seven general partners. Each of these general partners shares voting and investment power over the shares held by KPCB VI Associates. James Lally, a director of the Company, is a general partner of KPCB VI Associates. Mr. Lally disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate interest therein.

 (5) Includes 3,200,964 shares held by Sequoia Capital VI, 175,878 shares held by Sequoia Technology Partners VI, 93,333 shares held by Sequoia XXIII and 47,368 shares held by Sequoia XXIV each of which is affiliated with Sequoia Partners (O). Sequoia Partners (O) is the general partner of Sequoia Capital VI. Sequoia Partners (O) has eight general partners, who are also the general partners of Sequoia Technology Partners VI. Each of these general partners shares voting and investment power over the shares held by Sequoia Partners (O). Michael Moritz, a director of the Company, is a general partner of Sequoia Partners (O). Mr. Moritz disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate interest therein.

 (6) Includes 1,837,193 shares held by U.S. Venture Partners IV, L.P., 41,755 shares held by USVP Entrepreneur Partner II, L.P. and 208,771 shares held by Second Ventures II, L.P. Presidio Management Group IV, L.P. ("Presidio") is the general partner of each of these entities. Presidio has five general partners. Each of these general partners shares voting and investment power over the shares held by Presidio. Irwin Federman, a director of the Company, is a general partner of Presidio. Mr. Federman disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate interest therein.

 (7) Includes 235,088 shares held by Japan Associated Finance Co., Ltd., 398,067 shares held by JAFCO G-5 Investment Enterprise Partnership, 185,981 shares held by JAFCO R-1(A) Investment Enterprise Partnership, 185,981 shares held by JAFCO R-1(B) Investment Enterprise Partnership, 170,321 shares held by JAFCO R-2 Investment Enterprise Partnership. Japan Associated Finance Co., Inc. is the general partner of each of these entities. Also includes 175,439 shares held by U.S. Information Technology Investment Enterprise Partnership. Japan Associated Finance Co., Inc. and JAFCO America Ventures, Inc. are the general partners of U.S. Information Technology Investment Enterprise Partnership.

 (8) Includes an option to purchase 30,000 shares, exercisable within 60 days of January 31, 1997.

 (9) Includes an option to purchase 28,000 shares, exercisable within 60 days of January 31, 1997.

(10) Includes an option to purchase 150,000 shares, exercisable within 60 days of January 31, 1997.

(11) Includes 15,000 shares registered in the name of Lau Sek Lan, 15,000 shares registered in the name of Yim Lai Ting, 10,000 shares registered in the name of Elizabeth T. Lau, 10,000 shares registered in the name of Kin Mun Leung, 10,000 shares registered in the name of Christopher K. Leung, and 10,000 shares registered in the name of Chung Ki Wong Leung. Each such person is a family member of Dr. Leung. Dr. Leung disclaims beneficial ownership of such shares. Includes an option to purchase 225,000 shares exercisable within 60 days of January 31, 1997.

(12) Includes 20,000 shares registered in the name of Yuvraj Singh Puar, Mr. Puar's brother, and 20,000 shares registered in the name of Nandita Puar, Mr. Puar's sister-in-law. Mr. Puar disclaims beneficial ownership of such shares. Includes 20,000 shares registered in the name of Dhruv Raj Puar and 20,000 shares registered in the name of Rahul Raj Puar, who are Mr. Puar's children. Includes an option to purchase 225,000 shares, exercisable within 60 days of January 31, 1997.

(13) Includes an option to purchase 50,000 shares, exercisable within 60 days of January 31, 1997.

(14) Includes 20,000 shares registered in the name of Kirk Steven Hayes, as Trustee of the Ibrahim Korgav and Sandra Lee Korgav 1989 Irrevocable Trust dated 10/2/89. Mr. Korgav may be deemed the beneficial owner of such shares. Includes an option to purchase 87,500 shares, exercisable within 60 days of January 31, 1997.

(15) Includes an option to purchase 90,000 shares, exercisable within 60 days of January 31, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this Offering, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.001 par value, and 2,000,000 shares of Preferred Stock, $.001 par value.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

COMMON STOCK

  As of January 31, 1997, there were 20,332,205 shares of Common Stock outstanding (assuming conversion of Preferred Stock and assuming no exercise of outstanding options or warrants) before giving effect to the sale of Common Stock offered hereby and before giving effect to the Direct Sales.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  Pursuant to the Company's Restated Certificate of Incorporation effective after conversion of previously outstanding shares of Preferred Stock into an aggregate of 12,259,614 shares of Common Stock, which conversion will be effected simultaneously with the consummation of this offering, the Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of Preferred Stock outstanding and the Company has no plans to issue any of the Preferred Stock.

COMMON STOCK WARRANTS

  As of the date of this Prospectus, the Company has warrants outstanding exercisable to purchase an aggregate of 316,743 shares of Common Stock.

  In connection with a software lease entered into in November 1993, the Company issued to the lessor a warrant to purchase up to an aggregate of 120,000 shares of the Company's Series A Preferred Stock and, upon the closing of this Offering, such warrant will become a warrant exercisable to purchase the same number of shares of Common Stock with an exercise price of $.50 per share and a term of ten years from the date of execution of such warrant.

  In connection with an equipment lease, the Company issued two warrants to purchase up to an aggregate of 91,200 shares of the Company's Series B Preferred Stock. Upon the consummation of this Offering, one of such warrants, exercisable for up to 48,000 shares of Series B Preferred, will become exercisable to purchase the same number of shares of Common Stock with an exercise price of $.625 per share and a term of ten years from the date of execution of such warrant or five years from the effective date of the Company's initial public offering, whichever is longer. The second of such warrants, exercisable for up to 43,200 shares of Series B Preferred, will become exercisable to purchase the same number of shares of Common Stock with an exercise price of $.625 per share and a term of seven years from the date of execution of such warrant or five years from the effective date of the Company's initial public offering, whichever is longer.

  In connection with a combined software and equipment lease entered into in July 1994, the Company issued to the lessor a warrant to purchase 36,666 shares of the Company's Series C Preferred Stock and, upon the closing of this Offering, such warrant will become exercisable to purchase the same number of shares of Common Stock with an exercise price of $1.50 per share. At the same time, the Company issued to the lessor a warrant to purchase 15,789 shares of the Company's Series D Preferred Stock and, upon the of this Offering, such warrant will become exercisable to purchase the same number of shares of Common Stock with an exercise price of $2.85 per share. Each of these warrants is exercisable for a period of seven years from August 1, 1994 or five years from the effective date of the Company's initial underwritten public offering, whichever is longer.

  In connection with a capital equipment lease entered into in July 1995, the Company issued to the lessor a warrant to purchase 35,088 shares of the Company's Series D Preferred Stock and, upon the closing of this Offering, such warrant will become exercisable to purchase the same number of shares of Common Stock with an exercise price of $2.85 per share. Each of these warrants is exercisable until December 31, 2001.

  In connection with a combined mask, software and equipment lease entered into in June 1996, the Company issued to the lessor a warrant to purchase 18,000 shares of the Company's Series D Preferred Stock and, upon the closing of this Offering, such warrant will become exercisable to purchase the same number of shares of Common Stock with an exercise price of $5.70 per share. Each of these warrants is exercisable until December 31, 2001.

REGISTRATION RIGHTS

  The holders of an aggregate of 12,576,357 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of certain registration rights agreements, holders of Common Stock benefitting from these rights may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. In addition, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include such shares of Common Stock in the registration. Furthermore, such holders may require the Company to file additional registration statements on Form S-3 subject to certain conditions and limitations.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

  Upon the completion of the Company's reincorporation in the State of Delaware prior to closing of this offering, the Company will be subject to
Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  The Company's Certificate of Incorporation continues to entitle stockholders to use cumulative voting in the election of directors and to take action by written consent.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is Boston EquiServe. Its address is 150 Royall Street, Canton, Massachusetts, 02021, and its telephone number is 617-575-2000.

LISTING

  The Company's Common Stock has been approved for listing on the Nasdaq National Market under the trading symbol NMGC. The Company has not applied to list its Common Stock on any other exchange or quotation system. See "Risk Factors--Absence of Prior Public Market and Possible Volatility of Stock Price."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Therefore, future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of 23,332,205 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option, no exercise of outstanding options under the Stock Plan and no issuances of shares pursuant to the Direct Sales. Of these outstanding shares of Common Stock, the 3,000,000 shares sold in this offering and any shares sold in the Direct Sales will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 20,332,205 shares of Common Stock outstanding upon completion of this offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares").

  The holders of 20,134,705 Restricted Shares, including all officers and directors of the Company, are subject to "lock-up" agreements with the Representatives of the Underwriters and/or the Company providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated and/or the Company, as applicable. The Company has agreed with the Representatives of the Underwriters not to release any holders from such agreements without the prior written consent of Morgan Stanley & Co. Incorporated. Such lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Morgan Stanley & Co. Incorporated. Of the 20,134,705 Restricted Shares that will first become eligible for sale in the public market 180 days after the date of this Prospectus, 5,524,824 shares will be immediately eligible for sale without restriction under Rule 144(k) or Rule 701, and 14,609,882 shares will be immediately eligible for sale subject to certain volume and other restrictions pursuant to Rule 144. All 14,609,882 shares will be eligible for sale pursuant to Rule 144 upon the expiration of one-year holding periods, all of which will expire on or before September 15, 1997.

  On February 20, 1997, the Securities and Exchange Commission announced the adoption of certain changes to Rule 144 to reduce the holding period requirements contained in Rule 144 to permit the resale of limited amounts of restricted securities by any person after a one-year, rather than a two-year, holding period. Such amendment also permits unlimited resales of restricted securities held by non-affiliates of an issuer after a holding period of two years, rather than three years. Such changes shall become effective on April 29, 1997.

  In general, under the new Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 233,322 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the Restricted Shares proposed to be sold (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule
144. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

  The Company has also agreed not to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, subject to certain limited exceptions.

  The Company intends to file a registration statement under the Securities Act covering approximately 4,868,137 shares of Common Stock subject to outstanding options or reserved for issuance under the Stock Plan (which includes a 2,000,000 share increase in the number of shares reserved for future issuances under the Stock Plan that was approved by the Company's Board of Directors in December 1996) and 500,000 shares of Common Stock reserved for issuance under the Purchase Plan. See "Management--Employee Benefit Plans." Such registration statement is expected to be filed simultaneously with the effectiveness of the registration statement covering the shares of Common Stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the lapsing of the Company's repurchase options, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

                                 DIRECT SALES

  The Company anticipates that concurrently with the closing of the offering contemplated hereby, Mitsubishi International Corporation ("MIC") and MC Silicon Valley, Inc. ("MC Silicon Valley") will purchase directly from the Company shares of Common Stock having a purchase price of $1,000,000 and $500,000, respectively. The Company anticipates that the shares of Common Stock will be sold pursuant to stock purchase agreements between the Company and MIC and MC Silicon Valley, respectively, and anticipates that such agreements will be executed concurrently with the closing of the offering contemplated hereby.

                                 UNDERWRITERS

  Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Montgomery Securities and Robertson, Stephens & Company LLC are serving as Representatives, have severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to them, severally, the respective numbers of shares of Common Stock set forth opposite their respective names below:

                                                                       NUMBER OF
        NAME                                                            SHARES
        ----                                                           ---------
   Morgan Stanley & Co. Incorporated..................................
   Montgomery Securities..............................................
   Robertson, Stephens & Company LLC..................................
                                                                       ---------
       Total.......................................................... 3,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

  The Underwriters initially propose to offer a portion of the shares of Common Stock offered hereby directly to the public at the initial public offering price set forth on the cover page hereof and a portion to certain
dealers at a price that represents a concession not in excess of $    per
share under the initial public offering price. The Underwriters may allow, and
such dealers may re-allow, a concession not in excess of $   per share to
other Underwriters or to certain other dealers.

  Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 350,000 shares and 100,000 shares, respectively, of Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriters' name in the preceding table bears to the total number of shares of Common Stock offered hereby. If the Underwriters elect to purchase less than all of such additional shares, the terms of the Underwriting Agreement provide that the Underwriters shall purchase such additional shares first from the Company and then from the selling stockholders on a pro rata basis.

  The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales in excess of five percent of the number of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  See "Shares Eligible for Future Sale" for a description of certain arrangements by which all Selling Stockholders, officers, directors and certain other stockholders and option holders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for up to 180 days after the effective date of the offering, without the prior consent of Morgan Stanley & Co. Incorporated. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus.

  The Company anticipates that, concurrently with the closing of the offering contemplated hereby, MIC and MC Silicon Valley will purchase directly from the Company, and not pursuant to the Underwriting Agreement, shares of Common Stock having a purchase price of $1,000,000 and $500,000, respectively. The Company anticipates that the shares of Common Stock will be sold pursuant to stock purchase agreements between the Company and MIC and MC Silicon Valley, respectively, and anticipates that such agreements will be executed concurrently with the closing of the offering contemplated hereby.

PRICING OF THE OFFERING

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company, representatives of the Selling Stockholders and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Arthur F. Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is Secretary of the Company. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California. A director of Venture Law Group and an investment partnership of which certain directors of Venture Law Group are general partners beneficially own an aggregate of 40,000 shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of NeoMagic Corporation at January, 31, 1996 and 1997 and for each of the three years in the period ended January 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The statements in this Prospectus as set forth under the captions "Risk Factors--Uncertainty Regarding Patents and Protection of Proprietary Rights" and "Business--Proprietary Rights," insofar as they relate to patent matters, have been passed upon by Townsend and Townsend and Crew LLP, Palo Alto, California, patent counsel to the Company, as experts on such matters.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and its principal reference facilities in New York, New York and Chicago, Illinois, at a prescribed rate. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                              NEOMAGIC CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors ......................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations ..................................... F-4
Consolidated Statements of Stockholders' Equity ........................... F-5
Consolidated Statements of Cash Flows ..................................... F-6
Notes to Consolidated Financial Statements ................................ F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NeoMagic Corporation

  We have audited the accompanying consolidated balance sheets of NeoMagic Corporation as of January 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NeoMagic Corporation at January 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                                              ERNST & YOUNG LLP

San Jose, California

February 14, 1997, except for Note 10

as to which the date is February 26, 1997

                              NEOMAGIC CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    PRO FORMA
                                                                  STOCKHOLDERS'
                                                 JANUARY 31,         EQUITY
                                              ------------------   JANUARY 31,
                                                1996      1997        1997
                                              --------  --------  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents................... $  6,877  $ 13,458
 Restricted cash equivalents.................      --      2,224
 Accounts receivable, less allowance for
  doubtful accounts of $0 at January 31, 1996
  and $25 at January 31, 1997................      138     2,205
 Inventory...................................      331     5,237
 Other current assets........................      181       344
                                              --------  --------
    Total current assets.....................    7,527    23,468
Property, plant and equipment, net...........    1,103     3,395
Other assets.................................      119       601
                                              --------  --------
    Total assets............................. $  8,749  $ 27,464
                                              ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Working capital line of credit.............. $    414  $ 14,224
 Accounts payable............................      569     5,175
 Accrued expenses............................    1,723     1,617
 Current obligations under capital leases....      752     1,054
                                              --------  --------
    Total current liabilities................    3,458    22,070
Noncurrent obligations under capital leases..      749     1,170
Other long-term liabilities..................      --         24
                                              --------  --------
    Total liabilities........................    4,207    23,264
Commitments and contingencies
Stockholders' equity:
 Noncumulative convertible preferred stock,
  $.001 par value:
  Authorized shares--12,868,315 (2,000,000
   pro forma)
  Issued and outstanding shares--12,259,614
   at January 31, 1996 and 1997 (no shares
   outstanding pro forma) (aggregate
   liquidation preference $16,913 at January
   31, 1997) ................................       12        12    $    --
 Common stock, $.001 par value:
  Authorized shares--60,000,000
  Issued and outstanding shares--6,922,633 at
   January 31, 1996 and 8,072,591 at January
   31, 1997 (20,332,205 pro forma)...........        7         8          20
 Additional paid-in capital..................   17,302    18,207      18,207
 Notes receivable from stockholders..........     (362)     (822)       (822)
 Accumulated deficit.........................  (12,417)  (13,205)    (13,205)
                                              --------  --------    --------
    Total stockholders' equity...............    4,542     4,200    $  4,200
                                              --------  --------    ========
    Total liabilities and stockholders'
     equity.................................. $  8,749  $ 27,464
                                              ========  ========

                            See accompanying notes.

                              NEOMAGIC CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED JANUARY 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    -------  -------  --------
Net sales.......................................... $   --   $   243  $ 40,792
Cost of sales......................................     --       165    28,631
                                                    -------  -------  --------
Gross profit.......................................     --        78    12,161
Operating expenses:
 Research and development..........................   2,423    4,934     8,467
 Sales, general, and administrative................     968    1,606     6,305
 Legal costs.......................................   1,500      610    (1,503)
                                                    -------  -------  --------
    Total operating expenses.......................   4,891    7,150    13,269
                                                    -------  -------  --------
Loss from operations...............................  (4,891)  (7,072)   (1,108)
Other income (expense), net:
 Interest income and other.........................     194      385     1,366
 Interest expense..................................     (94)    (182)   (1,046)
                                                    -------  -------  --------
    Net loss....................................... $(4,791) $(6,869) $   (788)
                                                    =======  =======  ========
Pro forma net loss per share.......................                   $   (.04)
                                                                      ========
Shares used in computing pro forma net loss per
 share.............................................                     21,555



                            See accompanying notes.

                              NEOMAGIC CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           NONCUMULATIVE
                            CONVERTIBLE
                          PREFERRED STOCK    COMMON STOCK     ADDITIONAL      NOTES                      TOTAL
                         ----------------- ------------------  PAID-IN   RECEIVABLE FROM ACCUMULATED STOCKHOLDERS'
                           SHARES   AMOUNT   SHARES    AMOUNT  CAPITAL    STOCKHOLDERS     DEFICIT      EQUITY
                         ---------- ------ ----------  ------ ---------- --------------- ----------- -------------
Balance at January 31,
 1994...................  3,050,000  $ 3    5,225,000   $ 5    $ 1,502          --        $   (757)     $  753
 Conversion of
  outstanding common
  stock into Series A
  preferred stock.......     10,450  --    (5,225,000)   (5)         5          --             --          --
 Issuance of common
  stock in exchange for
  promissory notes......        --   --     5,213,550     5        126         (131)           --          --
 Issuance of common
  stock under stock
  option plan in
  exchange for
  promissory notes......        --   --       625,000     1         30          (31)           --          --
 Issuance of common
  stock under stock
  option plan...........        --   --       344,480   --          14          --             --           14
 Exercise of Series B
  preferred stock
  warrants..............  2,539,999    3          --    --       1,595          --             --        1,598
 Issuance of Series C
  preferred stock, net
  of issuance costs of
  $20...................  3,839,165    3          --    --       5,736          --             --        5,739
 Net loss...............        --   --           --    --         --           --          (4,791)     (4,791)
                         ----------  ---   ----------   ---    -------        -----       --------      ------
Balance at January 31,
 1995...................  9,439,614    9    6,183,030     6      9,008         (162)        (5,548)      3,313
 Issuance of Series D
  preferred stock, net
  of issuance costs of
  $18...................  2,820,000    3          --    --       8,044          --             --        8,047
 Issuance of common
  stock under stock
  option plan...........        --   --     1,008,257     1        262         (219)           --           44
 Repurchase of common
  stock at cost and
  payments on promissory
  notes.................        --   --      (268,654)  --         (12)          19            --            7
 Net loss...............        --   --           --    --         --           --          (6,869)     (6,869)
                         ----------  ---   ----------   ---    -------        -----       --------      ------
Balance at January 31,
 1996................... 12,259,614   12    6,922,633     7     17,302         (362)       (12,417)      4,542
 Issuance of common
  stock under stock
  option plan...........        --   --     1,465,750     1        997         (592)           --          406
 Repurchase of common
  stock at cost and
  payments on promissory
  notes ................        --   --      (315,792)  --         (92)         109            --           17
 Payment of promissory
  note..................        --   --           --    --         --            23            --           23
 Net loss...............        --   --           --    --         --           --            (788)       (788)
                         ----------  ---   ----------   ---    -------        -----       --------      ------
Balance at January 31,
 1997................... 12,259,614  $12    8,072,591   $ 8    $18,207        $(822)      $(13,205)     $4,200
                         ==========  ===   ==========   ===    =======        =====       ========      ======

                            See accompanying notes.

                              NEOMAGIC CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                    YEAR ENDED JANUARY 31,
                                                    -------------------------
                                                     1995     1996     1997
                                                    -------  -------  -------
OPERATING ACTIVITIES
Net loss........................................... $(4,791) $(6,869) $  (788)
Adjustments to reconcile net loss to net cash used
 in operating activities:
 Depreciation and amortization.....................     308      528      813
 Changes in operating assets and liabilities:
   Accounts receivable.............................     --      (138)  (2,067)
   Inventory.......................................     --      (331)  (4,906)
   Other current assets............................      54      (46)    (163)
   Other assets....................................      10     (103)    (482)
   Accounts payable................................     235      314    4,606
   Accrued expenses and other......................   1,471      232      (82)
                                                    -------  -------  -------
Net cash used in operating activities..............  (2,713)  (6,413)  (3,069)
                                                    -------  -------  -------
INVESTING ACTIVITIES
 Purchases of property, plant, and equipment.......    (917)    (728)  (3,105)
                                                    -------  -------  -------
FINANCING ACTIVITIES
 Proceeds from sale leaseback liability............     929    1,243    1,689
 Payments on lease liability.......................    (278)    (639)    (966)
 Proceeds from working capital line of credit......     --       414   27,941
 Payments on working capital line of credit........     --       --   (14,131)
 Amounts held as restricted cash equivalents.......     --       --    (2,224)
 Net proceeds from issuances of noncumulative
  convertible preferred stock......................   7,337    8,047      --
 Proceeds from issuance of common stock............      14       51      446
                                                    -------  -------  -------
 Net cash provided by financing activities.........   8,002    9,116   12,755
                                                    -------  -------  -------
 Net increase in cash and cash equivalents.........   4,372    1,975    6,581
Cash and cash equivalents at beginning of period...     530    4,902    6,877
                                                    -------  -------  -------
Cash and cash equivalents at end of period......... $ 4,902  $ 6,877  $13,458
                                                    =======  =======  =======
Supplemental schedules of cash flow information
 Cash paid during the year for:
    Interest....................................... $    81  $   153  $ 1,045
Supplemental schedule of noncash investing and
 financing activities:
 Conversion of common stock to Series A preferred
  stock............................................ $     5  $   --   $   --
 Issuance of common stock in exchange for
  promissory notes................................. $   162  $   219  $   592

                            See accompanying notes.

                             NEOMAGIC CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  NeoMagic Corporation (the "Company") was incorporated on May 26, 1993 in California and reincorporated in Delaware on February 13, 1997. The Company designs, develops and markets multimedia accelerator solutions for sale to notebook PC manufacturers. The Company's MagicWare technology integrates large DRAM memory with analog and logic circuitry to provide a high performance multimedia solution on a single chip.

 Basis of Presentation

  As of January 1996, the Company adopted a fiscal reporting period consisting of a fifty-two week period ending on the Sunday closest to the January month end. Fiscal years 1995, 1996 and 1997 ended on January 31, 28, and 26, respectively. For convenience, the accompanying financial statements have been presented as ending on the last day of the calendar month.

  Prior to fiscal 1997, the Company was in the development stage, primarily engaged in product development, product testing and the establishment of strategic relationships with customers and suppliers. Accordingly, the majority of the Company's operating expenses during such period were related to research and development activities.

 Principals of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NeoMagic Japan (KK) and NeoMagic International. All significant intercompany balances and transactions have been eliminated.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  All of the Company's products are currently manufactured by a company in Japan under the terms of a five-year wafer supply agreement. The Company also has entered into a five-year wafer supply agreement with another manufacturer in Japan to commence production of the Company's next generation multimedia accelerator products. NeoMagic does not expect that a significant portion of the Company's wafer requirements will be met by the new manufacturer before calendar 1998. The Company expects that, for the foreseeable future, each of its products will be single source manufactured. A manufacturing disruption experienced by either of the Company's manufacturing partners would impact the production of the Company's products for a substantial period of time, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Under the wafer supply agreements, the Company must provide rolling 12-month forecasts of anticipated purchases and place binding purchase orders four months prior to shipment. This limits the Company's ability to react to fluctuations in demand for its products, which can be unexpected and dramatic. To the extent the Company cannot accurately forecast the number of wafers required, it may have either a shortage or an excess supply of wafers, which could have an adverse effect on the Company's financial condition and results of operations.

                             NEOMAGIC CORPORATION

 Foreign Currency Transactions

  Foreign operations are measured using the U.S. dollar as the functional currency. Accordingly, monetary accounts are measured using the foreign exchange rate at the balance sheet date. Operating accounts and nonmonetary balance sheet accounts are remeasured at the rate in effect at the date of transaction. The effects of foreign currency remeasurement are reported in current operations and have not been material to date.

 Derivative Financial Instruments

  The Company's wafer inventory purchases are priced in yen. The Company from time to time enters into foreign currency forward contracts to minimize foreign currency fluctuation exposures related to these firm purchase commitments. The Company does not use derivative financial instruments for speculative or trading purposes. The Company's accounting policies for these instruments are based on the Company's designation of such instruments as hedging transactions. The criteria the Company uses for designating an instrument as a hedge include its effectiveness in risk reduction and one-to-one matching of derivative instruments to underlying transactions. The settlement dates of the forward contracts are no more than two months from the date of contract. As of January 31, 1997 there were no outstanding forward contracts. There were no significant gains or losses related to currency forward contracts for fiscal 1995, 1996 and 1997.

 Cash and Cash Equivalents

  Cash equivalents consist of highly liquid financial instruments, consisting of investments in money market funds, commercial paper, and municipal bonds with original maturities of 90 days or less at the time of acquisition.

  Effective as of the beginning of fiscal 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, management classifies investments as available-for-sale or held-to maturity at the time of purchase and periodically reevaluates such designations. Investments in marketable equity securities and debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized to interest income over the life of the investment. Debt securities not classified as held-to-maturity are classified as available-for-sale and are reported at fair value. Unrecognized gains or losses on available-for-sale securities are included, net of tax, in stockholders' equity until their disposition. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other income or expense. The cost of securities sold is based on the specific identification method.

  While the Company's intent is to hold debt securities to maturity, they are classified as available-for-sale because the sale of such securities may be required prior to maturity. All are stated at cost, which approximates fair market value as of January 31, 1996 and 1997, and consist of the following:

                                                         JANUARY 31, JANUARY 31,
                                                            1996         1997
                                                         ----------- -----------
Cash equivalents:
  Money market funds.................................... $   61,000  $ 6,803,000
  Commercial paper......................................  6,479,000    6,594,000
  Municipal bonds.......................................        --       800,000
                                                         ----------  -----------
    Total............................................... $6,540,000  $14,197,000
                                                         ==========  ===========

  The above amounts include $254,000 and $1,970,000 of money market funds and commercial paper, respectively, classified as restricted cash equivalents as of January 31, 1997.

                             NEOMAGIC CORPORATION

  Gross unrealized gains and losses on available-for-sale securities at January 31, 1996 and 1997 and gross realized gains and losses on sales of available-for-sale securities during the years ended January 31, 1995, 1996 and 1997 were immaterial.

 Inventory

  Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful life of the respective assets, generally three to five years or, in the case of property under capital leases, over the lesser of the useful life of the assets or lease term.

 Revenue Recognition

  Revenue from product sales is recognized upon shipment, net of estimated returns. Although the Company has made no sales to distributors to date, the Company's policy is that revenue on shipment to distributors are deferred until the products are sold by the distributor.

 Concentration of Credit Risk

  The Company sells its products to notebook PC OEMs as well as to third-party subsystem manufacturers who design and manufacture notebook PC's on behalf of the brand name OEMs. The Company performs continuing credit evaluations of its customers and, generally, does not require collateral. Letters of credit may be required from its customers in certain circumstances.

 Research and Development Expenses

  Expenditures for research and development are expensed as incurred. In connection with the Company's product development efforts, it develops software (none of which is separately sold) that enable the Company's multimedia accelerator products to work with various personal computer operating systems. The development of such software generally occurs in parallel with the related accelerator product development and, accordingly, is expensed as incurred.

 Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). The Company adopted FAS 123 in fiscal 1997. The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, and has adopted the "disclosure only" alternative described in FAS 123.

 Income Taxes

  Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

                             NEOMAGIC CORPORATION

 Net Loss Per Share and Pro Forma Net Loss Per Share

  Except as noted below, net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from convertible preferred stock (using the as-if-converted method) and from stock options and warrants (using the treasury stock method) have been excluded from the computation because their inclusion would be anti-dilutive, except that pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the initial public offering price during the twelve-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price). Per share information calculated on this basis is as follows (in thousands except per share information):

                                                              YEAR ENDED
                                                              JANUARY 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
   Net loss per share..................................... $(.60) $(.77) $(.08)
                                                           =====  =====  =====
   Shares used in computing net loss per share............ 7,926  8,863  9,296

  The pro forma calculation of net loss per share presented in the consolidated statements of operations is computed as described above and also gives effect to the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of the Company's initial public offering using the as-if-converted method.

 Unaudited Pro Forma Stockholders' Equity

  The Company's unaudited pro forma stockholders' equity as of January 31, 1997 gives effect to the conversion of all convertible preferred stock outstanding into an aggregate of 12,259,614 shares of common stock, effective upon the closing of the Company's initial public offering.

2. SUMMARIZED BALANCE SHEET DETAILS

                                                              JANUARY 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
   Inventory:
    Raw materials....................................... $    7,000  $  464,000
    Work in process.....................................    296,000     948,000
    Finished goods......................................     28,000   3,825,000
                                                         ----------  ----------
   Total................................................ $  331,000  $5,237,000
                                                         ==========  ==========
   Property, plant, and equipment:
    Computer equipment and software..................... $1,677,000  $4,288,000
    Furniture and fixtures..............................    143,000     495,000
    Machinery and equipment.............................    138,000     280,000
                                                         ----------  ----------
   Total................................................  1,958,000   5,063,000
    Less accumulated depreciation and amortization......   (855,000) (1,668,000)
                                                         ----------  ----------
   Property, plant, and equipment, net.................. $1,103,000  $3,395,000
                                                         ==========  ==========
   Accrued Expenses:
    Legal accrual....................................... $1,500,000  $      --
    Compensation and related benefits...................    156,000   1,141,000
    Deferred rent.......................................        --      255,000
    Other accruals......................................     67,000     221,000
                                                         ----------  ----------
   Total................................................ $1,723,000  $1,617,000
                                                         ==========  ==========

                             NEOMAGIC CORPORATION

3. WORKING CAPITAL LINE OF CREDIT

  The Company maintains a revolving credit agreement ("Credit Agreement") with Mitsubishi International. The Credit Agreement is used to provide 90 day extended credit terms to finance wafer inventory purchases. Borrowings of up to $15,000,000 under the Credit Agreement are permitted, with a compensating balance requirement that the Company, unless otherwise notified by Mitsubishi International, place amounts drawn in excess of $12,000,000 into an escrow account accessible only with Mitsubishi International's approval. As of January 31, 1997, $2,224,000 was held in escrow. For periods prior to January 31, 1997, the interest rate under the agreement was based on the lender's internal interest rate which was required to be at least 1.5% below the prime rate on the date of invoice, generally approximately thirty days after receipt of the wafers. The Company also paid a commission of 1.25% to 2.00% based on the lending level during the prior calendar quarter. The Credit Agreement has been amended to provide (i) that effective January 1997, Mitsubishi International's sole compensation for the financing of wafer purchases will be a commission of 1.75% of wafer purchases and (ii) for 60 day extended credit terms. The term of the Credit Agreement expires on November 20, 1997, subject to automatic extensions thereafter from year to year unless a termination notice is given by either party. Under the terms of the Credit Agreement, Mitsubishi International maintains a security interest in all inventory, cash and investments, and accounts and notes receivable of the Company. The Credit Agreement contains standard events of default which if triggered can permit Mitsubishi International to declare all amounts outstanding under the Credit Agreement immediately due and payable. Such events of default include failure to comply with the terms of the Credit Agreement, bankruptcy and default and acceleration of any other indebtedness of the Company.

4. OBLIGATIONS UNDER CAPITAL LEASES

  The Company enters into various capital leases, including sale and leaseback transactions to finance purchases of property, plant and equipment, software and masks. As of January 31, 1997, under various lease lines of credit, the Company had $1,120,000 available for future purchases of property, plant and equipment, software and masks that expire through June 30, 1997. Obligations under capital leases represent the present value of future payments under the equipment lease agreements. Under the terms of the lease agreements, warrants to purchase the Company's preferred stock have been granted as described in
Note 6. Property, plant and equipment includes the following amounts for leases that have been capitalized:

                                                             JANUARY 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------  -----------
   Property, plant and equipment under capital leases.  $1,710,000  $ 2,686,000
   Accumulated amortization...........................    (744,000)  (1,474,000)
                                                        ----------  -----------
   Net property, plant and equipment under capital
    leases............................................  $  966,000  $ 1,212,000
                                                        ==========  ===========

                             NEOMAGIC CORPORATION

  Future minimum payments under capital leases consist of the following at January 31, 1997:

   Fiscal year ending January 31:
     1998........................................................... $1,281,000
     1999...........................................................    668,000
     2000...........................................................    619,000
     2001...........................................................     53,000
                                                                     ----------
   Total minimum lease payments.....................................  2,621,000
   Amount representing interest.....................................    397,000
                                                                     ----------
   Present value of net minimum lease payments......................  2,224,000
   Less current portion.............................................  1,054,000
                                                                     ----------
   Long-term portion................................................ $1,170,000
                                                                     ==========

5. INCOME TAXES

  As of January 31, 1996 and 1997, the Company had federal net operating loss carryforwards of approximately $10,800,000 and $13,200,000, respectively. As of January 31, 1996 and 1997 the Company also had state net operating loss carryforwards of approximately $2,700,000 and $4,800,000, respectively. The Company had federal research and development tax credit carryforwards of approximately $200,000 and $300,000 at January 31, 1996 and 1997, respectively. The net operating loss and credit carryforwards will expire beginning in 1999 through 2012, if not utilized.

  Utilization of the net operating losses and credits may be subject to an annual limitation due to the ownership change provision of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                             JANUARY 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................. $ 3,800,000  $ 4,800,000
     Research credit carryforwards....................     300,000      500,000
     Capitalized research and development.............     200,000      400,000
     Litigation reserve...............................     550,000          --
     Other............................................     150,000          --
                                                       -----------  -----------
       Total deferred tax assets......................   5,000,000    5,700,000
   Valuation allowance................................  (5,000,000)  (5,700,000)
                                                       -----------  -----------
   Net deferred tax assets............................ $       --   $       --
                                                       ===========  ===========

  The valuation allowance increased by $1,900,000, $2,800,000 and $700,000 for the years ended January 31, 1995, 1996 and 1997, respectively.

                             NEOMAGIC CORPORATION

6. STOCKHOLDERS' EQUITY

 Noncumulative Convertible Preferred Stock

  Preferred stock consists of the following:

                                                             SHARES ISSUED AND
                                       SHARES DESIGNATED        OUTSTANDING
                                     --------------------- ---------------------
                                          JANUARY 31,           JANUARY 31,
                                     --------------------- ---------------------
                                        1996       1997       1996       1997
                                     ---------- ---------- ---------- ----------
   Series A.........................  3,180,450  3,180,450  3,060,450  3,060,450
   Series B.........................  2,631,199  2,631,199  2,539,999  2,539,999
   Series C.........................  4,166,666  4,166,666  3,839,165  3,839,165
   Series D.........................  2,890,000  2,890,000  2,820,000  2,820,000
                                     ---------- ---------- ---------- ----------
                                     12,868,315 12,868,315 12,259,614 12,259,614

  The holder of each share of Series A, B, C, and D preferred stock is entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at an annual rate equal to $.04, $.05, $.12, and $.228 per share, respectively. No dividends have been declared to date.

  Each share of Series A, B, C, and D preferred stock is convertible, at the holders' option, into common stock on a one-for-one basis, subject to certain antidilution adjustments. Each share of preferred stock shall automatically be converted into common stock immediately upon the closing of an underwritten initial public offering of the Company's common stock for an aggregate offering price of at least $15,000,000 and at a per share offering price of not less that $4.25 per share. The preferred stockholders are entitled to one vote for each share of common stock into which such shares can be converted.

  The Series A, B, C, and D preferred stockholders are entitled to liquidation preferences of $0.50, $0.625, $1.50, and $2.85 per share, respectively, adjusted for any combinations, consolidations, or stock splits with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends for each share of Series A, B, C, and D preferred stock then held. If the assets and funds distributed among the holders of the Series A, B, C, and D preferred stock is insufficient to permit the payment to such holders of the full preferential amount, the entire assets and funds of the Company legally available for distribution shall be distributed to the holders of the Series A, B, C, and D preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. After payment of these liquidation preferences, the remaining assets will be distributed to the holders of common stock and the preferred stock on a pro rata basis as if the Series A, B, C, and D preferred stock were converted into common stock until the holders of the Series D preferred stock have received an aggregate amount equal to $3.28 per share, the holders of Series C preferred stock have received an aggregate amount equal to $1.80 per share, and the holders of Series A and B preferred stock have received an aggregate amount equal to $.81 per share. Any remaining amounts will be distributed to the holders of common stock.

                             NEOMAGIC CORPORATION

 Warrants

  The Company periodically grants warrants in connection with certain lease arrangements. The Company had the following warrants outstanding at January 31, 1997 to purchase shares of preferred stock:

   NUMBER OF  PREFERRED   EXERCISE PRICE  DATE
    SHARES   STOCK SERIES   PER SHARE    ISSUED      EXPIRATION OF WARRANTS
   --------- ------------ -------------- ------ -------------------------------
    120,000        A          $0.50      11/93  November 2003
                                                Later of November 2003 or five
     48,000        B          $0.625     11/93  years after IPO
                                                Later of May 2001 or five years
     43,200        B          $0.625      5/94  after IPO
                                                Later of August 2001 or five
     36,666        C          $1.50       7/94  years after IPO
                                                Later of August 2001 or five
     15,789        D          $2.85       8/95  years after IPO
     35,088        D          $2.85       8/95  December 2001
     18,000        D          $5.70       6/96  December 2001
    -------
    316,743

  All of the outstanding warrants will become exercisable for common stock if the Company completes an initial public offering of its common stock.

 Stock Plan

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock awards because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

  In July 1993, the Company adopted the 1993 Stock Plan (the "Plan") whereby the Board of Directors may grant incentive stock options, nonstatutory stock options and stock purchase rights to employees, consultants, and directors. The Company has reserved 7,775,000 shares of common stock for issuance under the Plan. Unless terminated sooner, the Plan will terminate automatically in December 2003. Vesting provisions for stock purchase rights and options granted under the Plan are determined by the Board of Directors. Stock options expire no later than ten years from the date of grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a thirty-day period or they are forfeited. Options and stock purchase rights are exercisable immediately upon grant. However, common shares issued on exercise of options prior to vesting are subject to repurchase by the Company if the holder is no longer employed by the Company. As of January 31, 1997, 2,372,810 shares of common stock were subject to this repurchase provision.

                             NEOMAGIC CORPORATION

  A summary of the Company's stock option activity, and related information for the three years ended January 31, 1997 follows:

                                                                        WEIGHTED
                                                            NUMBER OF   AVERAGE
                                                              SHARES    EXERCISE
                                                            (OPTIONS)    PRICE
                                                            ----------  --------
   Balance at January 31, 1994                                     --      --
    Granted................................................  1,317,000   $ .07
    Exercised..............................................   (969,480)    .05
    Canceled...............................................    (30,000)    .05
                                                            ----------
   Balance at January 31, 1995.............................    317,520     .15
    Granted................................................  1,448,100     .27
    Exercised.............................................. (1,008,257)    .26
    Canceled...............................................   (182,863)    .22
                                                            ----------
   Balance at January 31, 1996.............................    574,500     .22
    Granted................................................  3,385,000    3.02
    Exercised.............................................. (1,465,750)    .61
    Canceled...............................................    (53,000)    .77
                                                            ----------
   Balance at January 31, 1997.............................  2,440,750   $3.86
                                                            ==========

  At January 31, 1997, options to purchase 57,125 shares of common stock were vested at prices ranging from $.15 to $7.50 and 2,427,387 shares of common stock were available for future grants under the Plan.

  The following table summarizes information about stock options outstanding at January 31, 1997:

                                                  OPTIONS OUTSTANDING AND
                                                        EXERCISABLE
                                              --------------------------------
                                                           WEIGHTED
                                                            AVERAGE   WEIGHTED
                                                           REMAINING  AVERAGE
                                                NUMBER    CONTRACTUAL EXERCISE
      RANGE OF EXERCISE PRICES                OUTSTANDING    LIFE      PRICE
      ------------------------                ----------- ----------- --------
      $0.15 -- $0.80.........................    995,250     9.01      $0.71
      $1.00 -- $2.50.........................    212,000     9.51       1.33
      $3.50 -- $7.50.........................  1,233,500     9.87       6.83
                                               ---------
                                               2,440,750     9.49      $3.86
                                               =========

  Pro forma information regarding net loss and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to January 31, 1995 under the fair value method. The fair value for these options was estimated at the date of grant using the minimum value method with the below weighted-average assumptions for fiscal 1996 and 1997. The fair value of stock options granted subsequent to January 31, 1997 will be estimated using the Black-Scholes option pricing model. The minimum value method differs from methods designed to estimate the fair value of an option, such as the Black-Scholes option pricing model, because it does not consider the effect of expected volatility.

                                                                       YEARS
                                                                      ENDING
                                                                      JANUARY
                                                                        31,
                                                                     ----------
                                                                     1996  1997
                                                                     ----  ----
      Risk-free interest rates...................................... 5.6%  6.3%
      Dividend yield................................................   0%    0%
      Volatility....................................................   0%    0%
      Expected life of option in years.............................. 5.0   4.7

                             NEOMAGIC CORPORATION

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for per share information):

                                                                YEARS ENDING
                                                                 JANUARY 31,
                                                                --------------
                                                                 1996    1997
                                                                -------  -----
      Pro forma net loss....................................... $(6,873) $(941)
      Pro forma net loss per share............................. $  (.78) $(.10)

  The pro forma net loss per share above does not assume the conversion of preferred stock effective upon the closing of the Company's initial public offering, and is calculated using the weighted average number of shares of common stock outstanding as described in Note 1. The effects on pro forma disclosures of applying FAS 123 are not likely to be representative of the effects on pro forma disclosures in future years.

  The weighted average fair value of options granted during the years ended January 31, 1996 and 1997 were $.06 and $.80, respectively.

  Because FAS 123 is applicable only to options granted subsequent to January 31, 1995, its pro forma effect will not be fully reflected until fiscal 1999.

 Proposed Public Offering of Common Stock

  On October 10, 1996, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock in an initial public offering. If the initial public offering is consummated as presently anticipated, all of the currently outstanding preferred stock will automatically convert into 12,259,614 shares of common stock. Unaudited pro forma stockholders' equity at January 31, 1997 gives effect to the conversion of 12,259,614 shares of convertible preferred stock into shares of common stock upon the closing of the Company's initial public offering.

                             NEOMAGIC CORPORATION

 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in December 1996. A total of 500,000 shares of common stock has been reserved for issuance under the 1997 Purchase Plan. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is implemented by consecutive and overlapping twenty-four month offering periods that begin every six months, commencing after the completion of the initial public offering. Each twenty-four month offering period includes four six-month purchase periods, during which payroll deductions are accumulated and at the end of which shares of common stock are purchased with a participant's accumulated payroll deductions, except for the first such offering period which commences on the first trading day on or after the effective date of the initial public offering. The 1997 Purchase Plan permits eligible employees to purchase common stock through payroll deductions of up to 10% of an employee's compensation. The price of common stock to be purchased under the 1997 Purchase Plan will be 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the relevant purchase period.

 Common Stock

  On January 28, 1997 the Company amended its Certificate of Incorporation such that the authorized common stock became 60,000,000 shares.

 Preferred Stock

  On December 12, 1996, the Board of Directors approved an amendment to the Certificate of Incorporation to allow, upon the completion of the initial public offering, the issuance of up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders.

7. SAVINGS PLAN

  The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may contribute up to 20% of their pre-tax salaries per year, but not more than the statutory limits. The Company does not contribute to the plan.

8. COMMITMENTS AND CONTINGENCIES

 Commitments

  In May 1996 the Company moved its principal headquarters to a new facility in Santa Clara, California, under a noncancellable operating lease that expires in April 2003. The Company also leases a sales office under an operating lease that expires in February 1997. Future minimum lease payments under operating leases at January 31, 1997 are as follows:

   Fiscal year ending January 31:
    1998............................................................ $  779,000
    1999............................................................    830,000
    2000............................................................    857,000
    2001............................................................    884,000
    2002............................................................    911,000
    Thereafter......................................................  1,175,000
                                                                     ----------
   Total minimum lease payments..................................... $5,436,000
                                                                     ==========

                             NEOMAGIC CORPORATION

  Rental expense under operating leases was $70,000, $97,000 and $647,000, for the years ended January 31, 1995, 1996 and 1997, respectively.

  In fiscal 1997, the Company began subletting a portion of its main operating facility under operating leases expiring through March 1998. As of January 31, 1997, future minimum rentals to be received under noncancelable subleases totaled $268,000 and $42,000, for the years ending January 31, 1998 and 1999, respectively. Rental income for the year ended January 31, 1997 was $175,000.

 Contingencies

  In November 1994, one of the Company's competitors (the "plaintiff") filed an action against the Company, five of its employees, and its Chairman of the Board of Directors. The plaintiff alleged that the Company interfered with employment agreements, and misappropriated certain of the plaintiff's trade secrets. In June 1996, the litigation was dismissed and no amounts were required to be paid by the Company. The settlement agreement which gave rise to the dismissal did however include a non-solicitation provision and certain contingent cross-licensing provisions. In fiscal 1995 and 1996, the Company recorded charges to operations totaling $1,500,000 and $610,000, respectively, for estimated legal costs related to the litigation. In the second quarter of fiscal 1997, due to the dismissal of the litigation, legal costs were reduced by $1,503,000 due to the reversal of previously estimated legal fees.

  In October 1996 the Company was notified by two of its customers that they had received a letter from the holder of a United States patent asserting that the video graphics subsystem in such customers' notebook PCs, which use the Company's products, infringe certain claims of the patent. The Company believes that these assertions are without merit.

9. SIGNIFICANT CUSTOMERS AND EXPORT SALES

  For the year ended January 31, 1996, three customers accounted for 34.6%, 28.6% and 14.4%, respectively, of net sales. During the year ended January 31, 1997, three customers accounted for 31.6%, 19.8% and 14.6%, respectively, of net sales. Net sales to customers in Asia-Pacific, Japan, and the United States totaled 82%, 8% and 10%, respectively, of net sales for the year ended January 31, 1996 and 61.7%, 34.5% and 3.8%, respectively, of net sales for the year ended January 31, 1997.

10. SUBSEQUENT EVENT

  In late February 1997, the Company received a written notice from Cirrus Logic asserting that the Company's MagicGraph128, MagicGraph128V and MagicGraph128ZV products infringe three United States patents held by this competitor. The Company believes, based upon advice rendered by its patent counsel, that the Company's MagicGraph128, MagicGraph128V and MagicGraph128ZV products do not infringe any of the claims of these patents. However, there can be no assurance that Cirrus Logic will not file a lawsuit against the Company or that the Company would prevail in such litigation.

                         (Logo of NeoMagic Corporation)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
Printer Fee and Expenses.............................................. $200,000
Registration Fee......................................................   10,455
NASD Fee..............................................................    3,950
Nasdaq Listing Fee....................................................   50,000
Legal Fees and Expenses...............................................  300,000
Accounting Fees and Expenses..........................................  200,000
Blue Sky Fees and Expenses............................................   10,000
Transfer Agent Fees...................................................    5,000
Miscellaneous.........................................................  120,595
                                                                       --------
  Total............................................................... $900,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required bylaw; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees.

  The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other Company or enterprise when they are serving in such capacities at the request of the Registrant. The Company will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Company's Bylaw/s or any statute or law. Under the agreements, the Company is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; (iii) with respect to any proceeding brought by the Company against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Company pursuant to the provisions of (S) 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Company or its stockholders; (vii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Company or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since January, 1994, the Registrant has issued and sold the following securities:

    1. From February 1, 1994 to January 31, 1997, the Registrant has issued and sold 3,443,487 shares of Common Stock to directors, employees and consultants at prices ranging from $.025 to $3.50 per share upon exercise of stock options and restricted stock purchase rights pursuant to the Registrant's 1993 Stock Plan. Such issuances were made in reliance upon the exemption from registration set forth in Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

    2. On July 20, 1993 and September 16, 1993, the Company sold in the aggregate 3,060,450 shares of Series A Preferred Stock to a group of 7 third party venture capital, institutional and individual investors at a price per share of $.50 for aggregate cash consideration of $1,530,225 and warrants to a group of 7 third party venture capitial, institutional and individual investors to purchase in the aggregate 2,539,999 shares of Series B Preferred Stock at a purchase price of $.0001 per warrant for aggregate cash consideration of $254 and an exercise price of $.625 per warrant. Such issuances were made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

    3. On February 11, 1994, the Company issued an aggregate of 10,250 shares of Series A Preferred Stock to founders of the Company in exchange for an aggregate of 5,125,000 shares of Common Stock held by such persons. Such issuances were made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

    4. On March 4, 1994, the Company sold in the aggregate 4,989,000 shares of Common Stock at a price per share of $.025 to five executive officers of the Company in consideration of execution and delivery of promissory notes to the Company in the aggregate principal amount of $124,725. Such issuances were made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

    5. On March 10, 1994, the Company issued 2,539,999 shares of Series B Preferred Stock to a group of 7 third party venture capital, institutional and individual investors, at a price per share of $.625 for aggregate cash consideration of $1,587,499 pursuant to the exercise of warrants issued on July 20, 1993 and September 16, 1993. Such issuances were made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

    6. On June 15, 1994, the Company sold in the aggregate 300,000 shares of Common Stock at a purchase price of $.05 per share to an executive officer of the Company in consideration of execution and delivery of promissory notes to the Company in the aggregate principal amount of $124,725. Such issuance was made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

    7. On July 6, 1994 and August 30, 1994, the Company sold in the aggregate 3,839,165 shares of Series C Preferred Stock to a group of 16 third party venture capital, institutional and individual investors at a price per share of $1.50 for aggregate cash consideration of $5,758,747.50. Such issuances were made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

    8. On June 30, 1995 and August 10, 1995, the Company sold in the aggregate 2,820,000 shares of Series D Preferred to a group of 34 third party venture capital, institutional and individual investors at a price per share of $2.85 for aggregate cash consideration of $8,037,000. Such issuances were made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

    9. On November 9, 1995, the Company sold in the aggregate 470,000 shares of Common Stock of the Company to two executive officers of the Company at a price per share of $.285 in consideration of execution and delivery of promissory notes to the Company in the aggregate principal amount of $133,450. Such issuances were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

    The issuances of securities described in paragraphs 1-9 of Item 15 (other than the issuances to employees in reliance on rule 701 of the Securities
  Act) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Such exemption was based upon the limited number and the class of the purchasers, the purchasers' access to information concerning the Company's business and the purchasers' stated intention to hold their shares for investment purposes only.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  1.1+   Form of Underwriting Agreement.
  3.1+   Certificate of Incorporation of Registrant.
  3.2+   Form of Amended and Restated Certificate of Incorporation of
         Registrant to be filed upon the closing of the Offering made under the
         Registration Statement.
  3.3++  Bylaws of Registrant.
  4.1*   Form of Registrant's Common Stock Certificate.
  4.2+   Second Amended Rights Agreement, dated as of June 30, 1995, between
         Registrant and the parties indicated therein.
  4.3*   Form of Stock Purchase Agreement between Registrant and MC Silicon
         Valley, Inc.
  4.4*   Form of Stock Purchase Agreement between Registrant and Mitsubishi
         International Corporation.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1+   Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
 10.2+   Amended and Restated 1993 Stock Plan and related agreements.
 10.3+   Second Amended and Restated Rights Agreement, dated as of June 30,
         1995, between Registrant and the parties indicated therein (included in Exhibit 4.2).
 10.4**+ Wafer Supply Agreement, dated as of January 21, 1997, between NeoMagic
         International Corporation, actually-owned subsidiary of Registrant, and Mitsubishi Electric Corporation.
 10.5+   Form of promissory note.
 10.6+   Lease Agreement, dated as of February 5, 1996, between Registrant and
         A&P Family Investments, as landlord.
 10.7+   Sublease Agreement, dated as of June 25, 1996, between Registrant and
         PlanetWeb, Inc.

 10.8+    Master Lease Agreement, as amended, dated as of November 24, 1993, between Registrant and Comdisco, Inc., and certain exhibits thereto.
 10.9+    Master Lease Agreement, dated as of July 19, 1995, between Registrant and Venture Lending & Leasing, Inc., and certain exhibits thereto.
 10.10+   Agreement, dated as of November 20, 1995, between Registrant and
          Mitsubishi International Corporation as amended.
 10.11+   General Security Agreement, dated November 15, 1995, between
          Registrant and Mitsubishi International Corporation.
 10.12+   Escrow Agreement, dated September 27, 1996, between Registrant and
          Mitsubishi International Corporation.
 10.13+   1997 Employee Stock Purchase Plan, with exhibits thereto.
 10.14**+ Settlement Agreement, dated as of March 8, 1996, by and between
          Registrant and Cirrus Logic, Inc.
 10.15**+ Wafer Supply Agreement, dated as of January 21, 1997, between
          NeoMagic International Corporation, a wholly-owned subsidiary of
          Registrant, and Toshiba Corporation.
 10.16**+ Product Joint Development Agreement, dated as of January 21, 1997, between NeoMagic International Corporation, a wholly-owned subsidiary of Registrant and Toshiba Corporation.
 10.17+   Master Lease Agreement, dated as of June 28, 1996, between Registrant and Venture Lending & Leasing, Inc., and certain exhibits thereto.
 10.18+   Sublease Agreement, dated as of June 11, 1996, between Registrant and
          Juniper Networks, Inc.
 11.1+    Statement of computation of Net Loss Per Share and Pro Forma Net Loss
          Per Share.
 21.1+    Subsidiaries of the Registrant.
 23.1*    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP, Independent Auditors (See page II-7).
 23.3     Consent of Townsend and Townsend and Crew (See page II-8).
 24.1+    Power of Attorney.
 27+      Financial Data Schedule.

--------
 * To be supplied by amendment.
** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission. To be supplied by amendment.
 + Previously filed.

++ Refiled herewith.

  (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALO ALTO, STATE OF CALIFORNIA, ON THIS 10TH DAY OF MARCH, 1997

                                          Neomagic Corporation


                                          By       /s/ Prakash C. Agarwal
                                             --------------------------------
                                             PRAKASH C. AGARWAL PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURES                        TITLE                 DATE


          Kamran Elahian *             Chairman of the          March 10, 1997
-------------------------------------   Board
           KAMRAN ELAHIAN


       /s/ Prakash C. Agarwal          President and Chief      March 10, 1997
-------------------------------------   Executive Officer
         PRAKASH C. AGARWAL             (Principal
                                        Executive Officer)


         /s/ Merle McClendon           Vice President of        March 10, 1997
-------------------------------------   Finance and
           MERLE MCCLENDON              Administration,
                                        Chief Financial
                                        Officer (Principal
                                        Financial and
                                        Accounting Officer)


          Brian Dougherty *            Director                 March 10, 1997
-------------------------------------
           BRIAN DOUGHERTY


          Irwin Federman *             Director                 March 10, 1997
-------------------------------------
           IRWIN FEDERMAN


            James Lally *              Director                 March 10, 1997
-------------------------------------
             JAMES LALLY


          Michael Moritz *             Director                 March 10, 1997
-------------------------------------
           MICHAEL MORITZ


*By      /s/ Merle McClendon
  ----------------------------------
           MERLE MCCLENDON
          ATTORNEY-IN-FACT


              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 14, 1997, except for Note 10 as to which the date is February 26, 1997 in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-20031) and related Prospectus of NeoMagic Corporation for the registration of 3,664,000 shares of its Common Stock.

                                                          /s/ Ernst & Young LLP

San Jose, California

March 10, 1997

                   CONSENT OF TOWNSEND AND TOWNSEND AND CREW

  We consent to the reference to our firm under the captions "Experts," "Risk Factors--Uncertainty Regarding Patents and Protection of Proprietary Rights" and "Business--Proprietary Rights" in the Registration Statement on Form S-1 and related Prospectus of NeoMagic Corporation.

                                          Townsend and Townsend and Crew

                                                    /s/ Paul C. Haughey
                                          By___________________________________
                                                 PAUL C. HAUGHEY, PARTNER

Palo Alto, California

March 10, 1997

              REPORT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

  We have audited the consolidated financial statements of NeoMagic Corporation as of January 31, 1996 and 1997 and for each of the three years in the period ended January 31, 1997, and have issued our report thereon dated February 14, 1997, except for Note 10 as to which the date is February 26, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           /s/Ernst & Young LLP

San Jose, California

February 14,
 1997, except
 for Note 10 as
 to which the
 date is
 February 26,
 1997

                                                                     SCHEDULE II

                              NEOMAGIC CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                               BALANCE AT CHARGES TO
                               BEGINNING   COST AND   ACCOUNTS    BALANCE AT
                                OF YEAR    EXPENSE   WRITTEN-OFF END OF PERIOD
                               ---------- ---------- ----------- -------------
Allowance for doubtful
 accounts:
  Year ended January 31, 1995.    --          --         --           --
  Year ended January 31, 1996.    --          --         --           --
  Year ended January 31, 1997.    --         $25         --          $25

                               EXHIBIT INDEX

 EXHIBIT                                                          SEQUENTIALLY
  NUMBER                       DESCRIPTION                        NUMBERED PAGE
 -------                       -----------                        -------------
  1.1+    Form of Underwriting Agreement.
  3.1+    Certificate of Incorporation of Registrant.
  3.2+    Form of Amended and Restated Certificate of
          Incorporation of Registrant to be filed upon the
          closing of the Offering made under the Registration
          Statement.
  3.3++   Bylaws of Registrant.
  4.1*    Form of Registrant's Common Stock Certificate.
  4.2+    Second Amended Rights Agreement, dated as of June 30,
          1995, between Registrant and the parties indicated
          therein.
  4.3*    Form of Stock Purchase Agreement between Registrant
          and MC Silicon Valley, Inc.
  4.4*    Form of Stock Purchase Agreement between Registrant
          and Mitsubishi International Corporation.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation.
 10.1+    Form of Indemnification Agreement entered into by
          Registrant with each of its directors and executive
          officers.
 10.2+    Amended and Restated 1993 Stock Plan and related
          agreements.
 10.3+    Second Amended and Restated Rights Agreement, dated
          as of June 30, 1995, between Registrant and the
          parties indicated therein (included in Exhibit 4.2).
 10.4**+  Wafer Supply Agreement, dated as of January 21, 1997, between NeoMagic International Corporation, actually-
          owned subsidiary of Registrant, and Mitsubishi
          Electric Corporation.
 10.5+    Form of promissory note.
 10.6+    Lease Agreement, dated as of February 5, 1996,
          between Registrant and A&P Family Investments, as
          landlord.
 10.7+    Sublease Agreement, dated as of June 25, 1996,
          between Registrant and PlanetWeb, Inc.
 10.8+    Master Lease Agreement, as amended, dated as of
          November 24, 1993, between Registrant and Comdisco,
          Inc., and certain exhibits thereto.
 10.9+    Master Lease Agreement, dated as of July 19, 1995,
          between Registrant and Venture Lending & Leasing,
          Inc., and certain exhibits thereto.
 10.10+   Agreement, dated as of November 20, 1995, between
          Registrant and Mitsubishi International Corporation
          as amended.
 10.11+   General Security Agreement, dated November 15, 1995,
          between Registrant and Mitsubishi International
          Corporation.
 10.12+   Escrow Agreement, dated September 27, 1996, between
          Registrant and Mitsubishi International Corporation.
 10.13+   1997 Employee Stock Purchase Plan, with exhibits
          thereto.
 10.14**+ Settlement Agreement, dated as of March 8, 1996, by and between Registrant and Cirrus Logic, Inc.
 10.15**+ Wafer Supply Agreement, dated as of January 21, 1997, between NeoMagic International Corporation, a wholly-
          owned subsidiary of Registrant, and Toshiba
          Corporation.
 10.16**+ Product Joint Development Agreement, dated as of
          January 21, 1997, between NeoMagic International
          Corporation, a wholly-owned subsidiary of Registrant
          and Toshiba Corporation.
 10.17+   Master Lease Agreement, dated as of June 28, 1996,
          between Registrant and Venture Lending & Leasing,
          Inc., and certain exhibits thereto.
 10.18+   Sublease Agreement, dated as of June 11, 1996,
          between Registrant and Juniper Networks, Inc.
 11.1+    Statement of computation of Net Loss Per Share and
          Pro Forma Net Loss Per Share.
 21.1+    Subsidiaries of the Registrant.
 23.1*    Consent of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation (included in Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP, Independent Auditors
          (See page II-7).

                              EXHIBIT INDEX

 EXHIBIT                                                       SEQUENTIALLY
 NUMBER                      DESCRIPTION                       NUMBERED PAGE
 -------                     -----------                       -------------
 23.3    Consent of Townsend and Townsend and Crew (See page
         II-8).
 24.1+   Power of Attorney.
 27+     Financial Data Schedule.

--------
 * To be supplied by amendment.
** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission. To be supplied by amendment.
 + Previously filed.

++ Refiled herewith.